Exhibit 10.46

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisk denote omissions.

COLLABORATION AND OPTION AGREEMENT

by and between

Infinity Pharmaceuticals, Inc.

and

Novartis International Pharmaceutical Ltd.

Collaboration Agreement — Confidential

COLLABORATION AND OPTION AGREEMENT

This Agreement is made this 16th day of November, 2004 (the “Effective Date”) by and between Infinity Pharmaceuticals, Inc. (“Infinity”), a Delaware corporation with principal offices at 780 Memorial Drive, Cambridge, Massachusetts 02139, and Novartis International Pharmaceutical Ltd. (“Novartis”), a Bermuda corporation with principal offices at Hurst Holme, 12 Trott Road, Hamilton, HM LX, Bermuda. Infinity and Novartis are sometimes referred to herein individually as a “Party” and together as the “Parties.”

INTRODUCTION

WHEREAS, Infinity has developed a proprietary diversity oriented synthesis methodology to design novel, three-dimensional, natural compound-like synthetic compounds;

WHEREAS, Novartis and its Affiliates possess expertise in discovering, developing, manufacturing, marketing, and selling pharmaceuticals worldwide;

WHEREAS, Infinity and Novartis desire to enter into a collaboration, the objectives of which are the joint design by the Parties of Synthetic Pathways, as defined herein, and the synthesis by Infinity, using such Synthetic Pathways, of certain of the Library Compounds, as defined herein (the “Collaboration”);

WHEREAS, each of the Parties, together with its respective Affiliates, is interested in screening Library Compounds against Targets with the goal of developing and commercializing drugs for human therapeutic and other purposes;

WHEREAS, in the event that Infinity generates any Lead Programs, as defined herein, using Library Compounds, then Novartis and its Affiliates shall have the option to develop, market and sell the same as drugs upon the terms set forth herein and in a License, Development and Commercialization Agreement identical in substance to Exhibit A hereto; and

WHEREAS, in connection with the Collaboration, Infinity desires to sell, and Novartis Pharma AG, an Affiliate of Novartis, desires to purchase on the Effective Date 3,333,333 shares of Infinity’s Series C Preferred Stock for an aggregate purchase price of U.S.$15 million, in accordance with the terms and conditions of the Stock Purchase Agreement (as defined herein);

Collaboration Agreement — Confidential

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and other good and valuable consideration, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1. “Acceptance Criteria” shall mean the minimum acceptable criteria set forth in Section 2.2.4 that each Proposed Compound must meet before such Proposed Compound can be deemed an Actual Compound.

1.2. “Actual Compound” shall mean Proposed Compounds which meet the Acceptance Criteria in Section 2.2.4 and have been deemed an Actual Compound as set forth in Section 2.2.6. For purposes of clarity, an Actual Compound shall also remain a Library Compound.

1.3. “Active Moiety” shall have the meaning assigned to that term under 21 CFR 314.108(a), as such regulation is in effect on the Effective Date, namely: “the molecule or ion, excluding those appended portions of the molecule that cause the drug to be an ester, salt (including a salt with hydrogen or coordination bonds), or other noncovalent derivative (such as a complex, a chelate or clathrate) of the molecule, responsible for the physiological or pharmacological action of the drug substance.”

1.4. “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly, by itself or through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (as applied to a Person) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Control will be presumed if one Person owns, either of record or beneficially, at least fifty percent (50%) of the voting stock of any other Person. Such other

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relationship as in fact results in actual control over the management, business, and affairs of a Person shall also be deemed to constitute control; provided, however, that no Person shall be deemed to exercise control over another Person solely because the latter relies on the former for a majority of its business. A Person will be deemed an Affiliate only so long as such ownership or control relationship continues. In the case of Novartis, “Affiliates” shall also expressly be deemed to include the Novartis Institute for Functional Genomics, Inc. and the Friedrich Miescher Institute for BioMedical Research and their respective Affiliates.

1.5. “Background Intellectual Property” shall have the meaning set forth in Section 7.1.1(a).

1.6. “Collaboration” shall have the meaning set forth in the preamble hereto.

1.7. “Collaboration Intellectual Property” shall mean Compound Related Intellectual Property, Compound Intellectual Property and Non-Compound Related Intellectual Property.

1.8. “Compound Intellectual Property” shall have the meaning set forth in Section 3.2.2.

1.9. “Compound Related Intellectual Property” shall have the meaning set forth in Section 7.1.2.

1.10. “Controlled” shall mean, with respect to an Intellectual Property right, the legal authority or right of a Party (other than by license pursuant to this Agreement) to grant a license or sublicense of such intellectual property rights to the other Party, or to otherwise disclose such proprietary or trade secret information to such other Party, as applicable, without breaching the terms of any agreement with a Third Party.

1.11. “Data Package” shall have the meaning set forth in Section 3.3.3.

1.12. “Data Receipt Notice” shall have the meaning set forth in Section 3.3.4(a).

Collaboration Agreement — Confidential – Page 3

1.13. “Derivative Compounds” shall mean any and all compounds that are modified by chemical and/or molecular-genetic means from a Library Compound. Analogues of such compounds and their derivatives shall be included within the scope of Derivative Compounds.

1.14. “Effective Date” shall mean the effective date of this Agreement as set forth on the first page.

1.15. “Field” shall mean all human and veterinary health-care applications including, but not limited to, research, diagnosis, therapeutics, and prophylaxis with respect to any indication, together with all agricultural purposes.

1.16. “Genus License” shall have the meaning set forth in Section 3.2.1.

1.17. “Infinity Compound” shall have the meaning set forth in Section 3.4(b) and/or Section 3.5, as applicable.

1.18. “Infinity Compound Patent” shall have the meaning set forth in Section 3.2.3.

1.19. “Intellectual Property” shall mean all confidential and proprietary data, technical information, know-how, experience, inventions (whether or not patented and all Patents claiming such inventions), and trade secrets Controlled by a Party or its Affiliates.

1.20. “Investors’ Rights Agreement” shall mean that certain Third Amended and Restated Investors’ Rights Agreement dated as of the Effective Date.

1.21. “Joint Steering Committee” shall have the meaning set forth in Section 2.3.1.

1.22. “Lead Criteria” shall have the meaning set forth in Section 3.3.2.

1.23. “Lead Program” shall mean any Library Compounds, together with all Derivative Compounds (and together with any and all compounds having the same Active Moiety as such Library Compounds or Derivative Compounds), which: (a) are discovered during the course of screening and initial optimization of the Library Compounds against a Target by Infinity or its Affiliates; (b) meet the Lead Criteria; and (c) Infinity wishes to further optimize. A Lead Program may be composed of one or more Lead Series.

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1.24. “Lead Series” shall mean the structurally-related Derivative Compounds contained in a Lead Program. Each Lead Series shall contain at least [**] chemical entities.

1.25. “Library Compound” shall mean any chemical entity that may be synthesized through the synthetic transformations defining a Synthetic Pathway.

1.26. “License Agreement” shall mean the License, Development and Commercialization Agreement, identical in substance to Exhibit A hereto, to be executed by Infinity and Novartis with respect to Optioned Lead Program(s).

1.27. “Non-Acceptance Notice” shall have the meaning set forth in Section 2.2.5(a).

1.28. “Non-Acceptance Notice Period” shall have the meaning set forth in Section 2.2.5(a).

1.29. “Non-Compound Related Intellectual Property” shall have the meaning set forth in Section 7.1.3.

1.30. “Novartis Reserved Target” shall have the meaning set forth in Section 3.1.2(b)(iii).

1.31. “Option” shall have the meaning set forth in Section 3.3.1.

1.32. “Optioned Lead Program” shall mean any Lead Program as to which Novartis has exercised its Option.

1.33. “Patents” means all existing patents and patent applications and all patent applications hereafter filed, including any continuation, continuation-in-part, divisional, provisional or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any of the foregoing patents, and any confirmation patent or registration patent or patent of addition based on any of the foregoing patents, and all foreign counterparts of any of the foregoing.

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1.34. “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.35. “Proposed Compounds” shall mean that subset of Library Compounds that the Joint Steering Committee determines are to be synthesized by Infinity during the Collaboration pursuant to Section 2.2.3.

1.36. “Scaffold” shall mean a skeletal core of a molecule with designated chemical functionality through which variable substituents can be attached through standard organic chemical transformations, and that the Joint Steering Committee designates as part of the Collaboration. Stereochemical variations in the Scaffold shall be considered the same Scaffold. For clarity, representative examples of compounds that would be inside or outside of a particular Scaffold are described in Exhibit B.

1.37. “Stock Purchase Agreement” shall mean that Stock Purchase Agreement dated as of the Effective Date by and between Infinity and Novartis Pharma AG, an Affiliate of Novartis.

1.38. “Synthetic Pathway” shall mean any sequence of chemical transformations that create a Scaffold, and that the Joint Steering Committee designates as part of the Collaboration.

1.39. “Target” shall mean any biological entity identified as being potentially involved in one or more disease states.

1.40. “Third Party” shall mean any Person that is not a Party or an Affiliate of any Party.

1.41. “Threshold Date” shall have the meaning set forth in Section 3.1.2(b).

Collaboration Agreement — Confidential – Page 6

ARTICLE II

THE COLLABORATION

2.1. Commencement; Direction.

The Collaboration shall commence on the Effective Date. The Joint Steering Committee shall direct the conduct of the Collaboration.

2.2. Library Design and Synthesis.

2.2.1. Synthetic Pathways. During the course of the Collaboration, the Joint Steering Committee shall design, and Infinity shall deliver Actual Compounds from, no fewer than [**] and no more than [**] Synthetic Pathways.

2.2.2. Library Compounds. The Joint Steering Committee shall design Synthetic Pathways, Scaffolds and their associated Library Compounds so as not to overlap with compounds outside the scope of the Collaboration that are then in or under development for the compound collection of a Party or its Affiliates. The vote by each Party’s representatives to the Joint Steering Committee approving the designation of a Synthetic Pathway and Scaffold shall be deemed a representation by such Party that such Synthetic Pathway and Scaffold do not overlap with compounds outside the scope of the Collaboration that are then in or under development for the compound collection of such Party or its Affiliates. Upon approval, each Synthetic Pathway and Scaffold, together with representative examples and any written descriptions shall be attached and incorporated hereto as Exhibit C.

2.2.3. Proposed Compounds. The Joint Steering Committee shall identify the chemical entities to be synthesized by Infinity (the “Proposed Compounds”). Infinity shall not synthesize more than [**] Actual Compounds using any [**] Synthetic Pathway. Infinity shall synthesize, on average, between [**] and [**] micromoles of each Proposed Compound. It is the expectation of the Parties that Infinity will provide Novartis with [**] micromoles of each Proposed Compound; provided, however, that for no more than [**] percent ([**]%) of the Proposed Compounds generated in connection with any Synthetic Pathway, Infinity may provide Novartis with an amount greater than or equal to [**], but less than [**], micromoles of each such Proposed Compound. In no event will Infinity provide Novartis with fewer than [**] micromoles of any Proposed Compound.

Collaboration Agreement — Confidential – Page 7

2.2.4. Acceptance Criteria. Infinity will deliver to Novartis only Proposed Compounds that, in Infinity’s reasonable judgment, meet the following Acceptance Criteria:

(a) The quantities of Proposed Compounds delivered to Novartis shall be no less than as set forth in Section 2.2.3.

(b) Each Proposed Compound shall be at least [**] percent ([**]%) pure, as defined by HPLC-MS UV at 210 nm. In the event that the Joint Steering Committee determines that HPLC-MS UV is not an appropriate detection method for a Proposed Compound, its purity shall instead be determined by HPLC-MS ELSD.

(c) Infinity will provide Proposed Compounds to Novartis in barcoded Whatman plates (96-deepwell, 1 ml) with Platelock™ heat-sealed foil covers from Velocity11 (or other comparable sealing, mutually agreed by the Parties). Novartis shall provide the Whatman plates to Infinity. If the Platelock™ heat-sealed foil covers from Velocity11 are used, Infinity shall provide them. If other materials are used, the Parties will mutually agree on which Party shall supply such other materials. The Proposed Compounds shall be provided in [**] with eighty-eight (88) Proposed Compounds per plate in columns 1-11 and with column 12 empty.

(d) The plates will be shipped on dry ice to the shipping destination indicated by Novartis, via a carrier selected in advance by Novartis, FOB Infinity’s facility in Cambridge, the cost of which shall be borne by Novartis.

(e) Contemporaneously with its delivery of the Proposed Compounds, Infinity shall deliver to Novartis an accurate structural description for each Proposed Compound in an electronic format reasonably acceptable to Novartis.

(f) Contemporaneously with its delivery of the Proposed Compounds, Infinity will also deliver electronic copies of its production notebooks which contain Synthetic Pathway information related to the Proposed Compounds that is reasonably necessary to allow Novartis to

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synthesize the Proposed Compounds, which production notebooks include without limitation all information regarding the reaction conditions, necessary reagents, materials, and the like used by Infinity to synthesize the Library Compounds and any intermediates made by Infinity. Such notebooks shall be delivered in an electronic format reasonably acceptable to Novartis.

2.2.5. Non-Acceptance of a Proposed Compound.

(a) In the event that Novartis, in its reasonable discretion, determines that a Proposed Compound does not meet the Acceptance Criteria, it shall so notify Infinity in writing (the “Non-Acceptance Notice”) within [**] calendar days of the delivery of such Proposed Compound (the “Non-Acceptance Notice Period”).

(b) Novartis shall disclose in any Non-Acceptance Notice which Acceptance Criteria were not achieved. The Parties will share the data necessary to resolve differences over whether the Acceptance Criteria were met and shall refer any unresolved disputes to the Joint Steering Committee pursuant to Section 2.4.2.

(c) Infinity may, in its sole discretion, attempt to address the unachieved Acceptance Criteria disclosed in the Non-Acceptance Notice, and may then resubmit the relevant Proposed Compound to Novartis, along with other Proposed Compounds, in accordance with the procedure specified in Section 2.2.4. The timetable set forth in subsection (a) shall apply to the resubmitted Proposed Compound as if it were being submitted to Novartis for the first time.

(d) If a Proposed Compound is ultimately rejected by the Joint Steering Committee, then Novartis shall delete structural and related information with respect to such Proposed Compound from Novartis’ databases and return to Infinity all remaining Proposed Compound material which is not in Novartis’ screening format. Novartis may continue to include such material in screens; provided, however, that Novartis shall not conduct research on such rejected Proposed Compounds nor determine the structure of such Proposed Compound through any analytical or other method.

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(e) Notwithstanding the foregoing, any Proposed Compound that is the subject of a Non-Acceptance Notice or has been rejected by the Joint Steering Committee shall remain a Library Compound for purposes of this Agreement.

2.2.6. Acceptance as an Actual Compound. In the event that Novartis does not provide Infinity with a Non-Acceptance Notice in respect of a particular Proposed Compound within the relevant Non-Acceptance Notice Period, such Proposed Compound, upon expiration of the Non-Acceptance Notice Period, shall automatically be deemed to be an Actual Compound.

2.2.7. Diligence Obligations. Prior to the [**] anniversary of the Effective Date, Infinity shall synthesize and deliver to Novartis [**] Actual Compounds; provided, however, that should Infinity not deliver [**] Actual Compounds to Novartis by such anniversary date, then Infinity shall not be in breach of this diligence obligation; provided further that Infinity shall continue using commercially reasonable efforts to synthesize Actual Compounds thereafter until Infinity shall have synthesized and delivered [**] Actual Compounds to Novartis, unless otherwise agreed upon in writing between the Parties.

2.2.8. Payment for Actual Compounds. Upon submission by Infinity of a corresponding invoice, Novartis shall pay Infinity U.S.$[**] per Actual Compound, which amount shall be payable within [**] calendar days of receipt of such invoice; provided, however, that in each case, Infinity shall not submit any invoices (other than the final invoice of the Collaboration) until the aggregate amount owed by Novartis equals or exceeds U.S.$[**].

2.3. Joint Steering Committee.

2.3.1. Composition. Upon execution of this Agreement, Infinity and Novartis will establish a Joint Steering Committee (the “Joint Steering Committee”), which shall consist of an equal number of executives or scientists as may be designated by each Party from time to time. The Joint Steering Committee shall initially have six (6) members. The Committee Chair will be appointed from among the members of the Joint Steering Committee designated by Novartis.

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2.3.2. Meetings; Purposes. The Joint Steering Committee shall hold its first meeting within thirty (30) calendar days after the Effective Date. At its first meeting, the Joint Steering Committee shall outline a process to ensure that the first Synthetic Pathway(s), the scope of the resulting Library Compounds and the Proposed Compounds to be synthesized by Infinity from such Synthetic Pathways are approved as quickly as possible so that Infinity can initiate synthesis of such Proposed Compounds. Thereafter, the Joint Steering Committee shall meet quarterly, or with such other frequency, and at such times, as may be established by the Joint Steering Committee, at the offices of Infinity in Cambridge, Massachusetts or Novartis in Basel, Switzerland or Cambridge, Massachusetts (provided that no more than one meeting per calendar year shall be held in Basel, Switzerland without the consent of the Parties), for the following purposes:

(a) Determining the number of Synthetic Pathways,

(b) Determining the design of Synthetic Pathways, Scaffolds, the resulting Library Compounds, and the Proposed Compounds to be synthesized by Infinity;

(c) Ensuring that Library Compounds will be designed so as not to overlap with compounds then in, or under development for, either Party’s (or its Affiliates’) compound collections outside of the Collaboration;

(d) Determining the Lead Criteria and the Data Package, on a Target by Target basis, for each Target screened by Infinity pursuant to Article III for which the Option applies (it being understood that such determinations shall be made, whenever possible, at regularly scheduled meetings of the Joint Steering Committee, but in no event more than [**] days after Infinity has proposed such Target to Novartis in writing; and provided, however, that if the Lead Criteria and Data Package are not determined within such [**] day period, then the criteria specified in Sections 3.3.2 and 3.3.3, respectively, shall apply);

(e) Providing general oversight of the entire Collaboration between Infinity and Novartis, including periodic review of the overall goals and strategy of the Collaboration;

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(f) Attempting to resolve any disagreement between the Parties hereunder, including disputes relating to an assertion pursuant to a Non-Acceptance Notice that a Proposed Compound has failed to meet Acceptance Criteria, and discussion and resolution, if possible, of any other deadlocked issues submitted to it;

(g) Addressing any matters raised under relevant provisions of the License Agreement;

(h) With respect to a Lead Series which is subject to the Option, determining whether Infinity shall have the right, if Infinity requests such right, to file Patent applications, under Infinity’s name and at Infinity’s expense, directed to such Lead Series, including any Actual Compounds in such Lead Series, prior to the expiration of the [**] day Option exercise period or Novartis’ declining the Option for such Lead Series, it being understood that: (i) Novartis and Infinity shall cooperate in the drafting and filing of such Patent application; (ii) such Patent application shall be subject to the conditions set forth in Section 3.2.3 (except if Novartis shall decide otherwise); and (iii) if Novartis exercises its Option with respect to such Lead Program, such Patent applications shall be assigned to Novartis, and Infinity shall cause its Affiliates, employees and/or consultants to so assign such Patent applications;

(i) Determining whether HPLC-MS UV at 210 nm is the appropriate purity detection method for a synthesized compound described in Sections 2.2.4(b), 3.3.2(a) or 3.3.4(c);

(j) Determining whether to protect (through filing for and maintenance of intellectual property protection and/or the enforcement or defense thereof, as applicable) the Compound Related Intellectual Property; and

(k) Making any changes to the Acceptance Criteria set forth in Section 2.2.4.

2.4. Decisions of the Joint Steering Committee; Resolution of Disputes.

2.4.1. The Joint Steering Committee shall make decisions unanimously where possible, but at least by majority vote, with respect to the matters described in Sections 2.3.2(d), (h) and (j). In the event of a deadlock with respect to such matters, Novartis shall have the deciding vote.

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2.4.2. The unanimous vote of the Joint Steering Committee shall be required in order to make decisions with respect to the matters described in Sections 2.3.2(a), (b), (c), (e), (f), (i) and (k). In the event that the Joint Steering Committee is deadlocked as to any of these issues, then the Parties may have the issue referred to the Chief Scientific Officer of Infinity and the Vice President of Global Discovery Chemistry of the Novartis Institutes for BioMedical Research, Inc. (or their equivalent) for good faith resolution. Notwithstanding the foregoing, with respect to Section 2.3.2(c), in no event shall either Party have the right to force the other Party to accept the design of a Synthetic Pathway or Scaffold which such other Party represents would overlap with compounds then in, or under development for, such other Party’s (or its Affiliates’) compound collections outside of the Collaboration.

2.4.3. The unanimous vote of the Joint Steering Committee shall be required in order to make decisions with respect to the matter described in Section 2.3.2(g). In the event that the Joint Steering Committee is deadlocked as to this issue, then the Parties may have the issue referred to the Chief Executive Officer of Infinity and the President of the Novartis Institutes for BioMedical Research, Inc. (or their equivalent) for good faith resolution.

2.5. Additional Assistance by Infinity.

2.5.1. Third Party Improvements. In the event that a Third Party, for or on behalf of Infinity, makes any improvements to reagents, materials, and the like which are necessary for Novartis to synthesize an Actual Compound, Infinity shall, at no cost to Novartis, grant Novartis any required permissions or licenses from Infinity to use such improvements to the extent Infinity Controls such improvements and will use reasonable efforts to help Novartis secure access to such improvements from such Third Party on business terms comparable to those afforded Infinity.

2.5.2. Hosting of Novartis Scientists. Infinity shall, [**], provide work space and support on its premises for up to [**] Novartis scientists for an aggregate of up to [**] calendar days each (it being understood that such period shall refer to the total number of days each scientist is hosted on the Infinity premises, and not necessarily a period of [**] consecutive calendar days), in increments of at least [**] calendar days per visit, in order to assist Novartis in

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connection with the resynthesis of Actual Compounds; provided that Novartis shall reimburse Infinity for any reasonable, documentable expense for reagents and consumables used by such Novartis scientists in connection with such resynthesis. Each such visit by a Novartis scientist shall be scheduled at least [**] weeks in advance.

2.5.3. Provision of Infinity Chemist. At the request of Novartis and on Novartis’ premises, Infinity shall provide a chemist, reasonably acceptable to Novartis, for up to [**] per Synthetic Pathway, to assist Novartis with the resynthesis of Actual Compounds related to such Synthetic Pathway. The provision of such chemist shall be [**], provided that Novartis shall reimburse Infinity for any reasonable, documentable out-of-pocket and travel expenses incurred by such chemist in connection therewith. Each such visit by an Infinity chemist shall be scheduled at least [**] weeks in advance.

2.6. Exchange of Information.

2.6.1. Status of Collaboration. Infinity and Novartis will share information with the Joint Steering Committee, no less frequently than at the quarterly meetings of the Joint Steering Committee, reasonably necessary to facilitate mutual understanding of the status of the Collaboration and decision-making in connection therewith.

2.6.2. Misuse of Background Intellectual Property. Neither Party shall use the Background Intellectual Property of the other (excluding information which is no longer subject to confidentiality restrictions under Article IV by reason of the exceptions set forth in Sections 4.2(a), (c), (d) and (e)) for any purpose, including the filing of Patents containing such information, without the other Party’s written consent, other than for carrying out the Collaboration or discharging its responsibilities under the License Agreement, or as otherwise permitted hereunder or under the License Agreement.

2.6.3. Restrictions on Rights. Neither Party shall be entitled to receive information from the other Party concerning Intellectual Property discovered or developed by that Party outside the Collaboration or otherwise unrelated to design and synthesis of Synthetic Pathways, Scaffolds, Library Compounds, or Lead Programs under this Agreement or the

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License Agreement; except that, with respect to each Proposed Compound, Infinity shall also disclose to Novartis in a timely manner any and all Intellectual Property (including, without limitation, know-how and/or technology which it discovers or develops regarding the Synthetic Pathways and/or Scaffolds) which Infinity used to synthesize such Proposed Compound.

2.7. Exclusivity; Freedom of Action.

Infinity will collaborate on the Synthetic Pathways with Novartis solely. For the avoidance of doubt, and except as otherwise set forth in this Agreement or the License Agreement, either Party and any of its Affiliates shall be free, alone or together with Third Parties, to pursue the identification, development or commercialization of chemical entities that modulate any Target, free of any obligation to the other Party not expressly stated in this Agreement or the License Agreement (but subject to any Intellectual Property rights of such other Party not expressly granted in this Agreement or the License Agreement).

ARTICLE III

INTELLECTUAL PROPERTY RIGHTS;

OPTION TO DEVELOP AND COMMERCIALIZE

3.1. Use Rights with Respect to Library Compounds.

3.1.1. Novartis’ Ownership and Use Rights with Respect to Library Compounds. Novartis shall be the sole owner of all Actual Compounds, including Infinity Compounds. Subject to the other terms and conditions of this Agreement, Novartis and its Affiliates shall have the right, alone or with Third Parties, to make, use, sell, offer to sell, export, import, license and distribute any and all Library Compounds for research, development, and commercialization purposes; provided that during the term of this Agreement, Novartis and its Affiliates may not sell, offer to sell, export, import, license or distribute the Library Compounds as libraries per se. Notwithstanding the foregoing, a sale, an offer for sale, an exportation, an importation, a license or a distribution of the Library Compounds as part of a larger asset transfer or transaction shall not be deemed “a sale, an offer for sale, an exportation, an importation, a license or a distribution as a library” hereunder.

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3.1.2. Infinity’s Use Rights with Respect to Library Compounds.

(a) Subject to the other terms and conditions of this Agreement (including, without limitation, Section 3.3.5), Infinity shall have the right to screen Library Compounds against any Target; provided that Infinity may not sell or otherwise provide such Library Compounds to any Third Party (except that Infinity may (i) provide Library Compounds to subcontractors working on Infinity’s behalf to fulfill Infinity’s obligations under this Agreement and (ii) sell, license or otherwise distribute to Third Parties Library Compounds specifically identified as included in a Lead Program with respect to a Target (other than a Novartis Reserved Target) for which Novartis has declined its Option, for which the relevant [**] day Option exercise period has expired, or for which Novartis does not have an Option).

(b) Prior to the [**] anniversary of the Effective Date or the [**] anniversary of the acceptance by Novartis of the [**] Actual Compound, whichever is later (the “Threshold Date”), Infinity shall be restricted with respect to screening Library Compounds, as follows:

(i)	Infinity shall offer all Lead Programs to Novartis pursuant to the Option.

(ii)	Prior to screening, Infinity must disclose the Target proposed to be screened or the other screening efforts to be undertaken, as applicable, in writing to a Novartis representative selected by the Joint Steering Committee. In the event that such screening efforts are not directed to a particular Target, then Infinity shall notify the Novartis representative selected by the Joint Steering Committee promptly upon the identification of the modulated Target(s) resulting from such screening efforts, and the conditions set forth in Section 3.3 shall apply regardless of when such Target(s) is identified.

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(iii)	If, at the time of disclosure, Novartis has a discovery program or proposed program regarding the proposed Target, or if Novartis is screening or otherwise committing scientific effort and resources to study the Target which effort and resources are consistent with Novartis’ other Target programs or is planning to screen or otherwise study the Target during the next [**] months, then Novartis will so notify Infinity in writing within [**] calendar days after such disclosure that the proposed Target of such screening is a “Novartis Reserved Target,” in which case the provisions of Section 3.3.5(b) with respect to Novartis Reserved Targets shall apply.

(c) For the avoidance of doubt, Lead Programs resulting from screening Library Compounds prior to the Threshold Date shall be subject to Sections 3.3.5.

3.2. Patent Rights and License Grants with Respect to Library Compounds, Actual Compounds and Infinity Compounds.

3.2.1. Patent Rights and License Grants to Library Compounds that are not Actual Compounds or Infinity Compounds. At any time, either Party or its Affiliates may file or obtain Patents with respect to claims (specific or generic) covering Library Compounds that are not Actual Compounds or Infinity Compounds (including claims as to the use or manufacture thereof), subject to an automatic grant to the other Party and its Affiliates under such Patents of a worldwide, perpetual (subject to the last sentence of this Section 3.2.1), non-exclusive, fully-paid, royalty-free license (with the right to sublicense) to conduct research with respect to such Library Compounds in the Field, it being understood that the purpose of such research is the development of products in the Field. In the case of Library Compounds that are not Infinity Compounds, Infinity shall automatically grant Novartis and its Affiliates, under the genus claims of Infinity’s composition of matter claims in such Patents covering such Library Compounds and their manufacture, a perpetual (subject to the last sentence of this Section 3.2.1), worldwide, non-exclusive, fully-paid, royalty-free license (with right to sublicense), to research, develop,

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commercialize, make, use, manufacture, export, import, offer to sell and sell such Library Compounds in the Field (the “Genus License”); provided, however, that: (a) this license shall not apply with respect to uses against any Target that was the basis of a Lead Program for which Novartis has declined to exercise its Option or for which the relevant [**] day Option exercise period has expired; and (b) for such Infinity programs arising from screening Library Compounds after the Threshold Date (and therefore for which no Option applies), this license shall not apply with respect to Targets for which one or more Library Compounds are exemplified in such Patents, by way of actual examples, to modulate such Targets as their primary mechanism of action. The foregoing licenses shall survive any termination or expiration of this Agreement, except if such termination is caused by the breach of the Party receiving such license.

3.2.2. Patent Rights and License Grants with Respect to Actual Compounds. Novartis or its Affiliates shall have the sole right to obtain Patents with respect to claims (whether specific or generic) covering Actual Compounds (including, without limitation, claims as to the manufacture or use thereof) that are not Infinity Compounds (the “Compound Intellectual Property”), except as set forth in Section 2.3.2(h), subject to an automatic grant to Infinity and its Affiliates under such Patents of a perpetual, worldwide, non-exclusive, fully-paid, royalty-free license (with the right to sublicense) to conduct research with respect to such Actual Compounds in the Field. The foregoing license shall survive any termination or expiration of this Agreement, except if such termination is caused by Infinity’s breach.

3.2.3. Patent Rights and License Grants with Respect to Infinity Compounds. In the event that Infinity designates an Actual Compound as an Infinity Compound pursuant to the terms of Section 3.4(b) or Section 3.5, as applicable, Novartis shall automatically assign to Infinity, for patenting purposes only, Novartis’ rights in such Infinity Compound, and shall automatically grant Infinity and its Affiliates a worldwide, exclusive even as to Novartis, fully-paid, royalty-free license (with the right to sublicense) under its interest in the Collaboration Intellectual Property to research, develop, commercialize, use, manufacture, import, export, offer to sell and sell such Infinity Compounds in the Field. Infinity shall have the sole right, at

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Infinity’s expense, to file, prosecute and maintain Patents with respect to claims covering Infinity Compounds (including claims as to the manufacture or use thereof) (an “Infinity Compound Patent”); provided that: (i) each individual Infinity Compound Patent shall not claim Infinity Compounds (including claims as to the manufacture or use thereof) derived from more than [**] Synthetic Pathway and shall respect the conditions set forth in Section 3.4(b)(i) through (v); and (ii) in the event an Infinity Compound Patent erroneously covers an Actual Compound, Infinity shall grant to Novartis and its Affiliates under such Infinity Compound Patent a worldwide, exclusive even as to Infinity, fully-paid, royalty-free license (with right to sublicense) to research, develop, commercialize, use, manufacture, import, export, offer to sell and sell such Actual Compounds in the Field, and the research license granted to Infinity pursuant to Section 3.2.2 shall not be applicable with respect to such Actual Compound. For the avoidance of doubt, any claims covering an Actual Compound: (a) in a Lead Series which is subject to the Option for which the relevant [**] day Option exercise period has not yet expired nor been declined by Novartis shall not be considered erroneous if: (1) Infinity has been permitted the right to file and obtain Patents with respect to such Lead Series pursuant to Section 2.3.2(h), and (2) Infinity designates such Actual Compounds as Infinity Compounds within [**] days after Novartis has declined its Option with respect to such Lead Series or for which the relevant [**] day Option exercise period has expired; (b) in a Lead Series which was subject to the Option which Option Novartis had declined or for which the relevant [**] day Option exercise period has expired shall not be considered erroneous if Infinity designates such Actual Compounds as Infinity Compounds pursuant to Section 3.4(b); or (c) with respect to Infinity’s screening activities directed at the Library Compounds which are conducted after the Threshold Date shall not be considered erroneous if Infinity designates such Actual Compounds as Infinity Compounds pursuant to Section 3.5. In addition, Infinity shall automatically grant to Novartis and its Affiliates a worldwide, non-exclusive, full-paid, royalty-free license (with the right to sublicense) under its interest in the Infinity Compound Patents, the Collaboration Intellectual Property and the Background Intellectual Property to conduct research with respect to the relevant Infinity Compound in the Field. For the avoidance of doubt, the Genus License shall be applicable to its related Infinity Compound Patent with respect to claims covering Library

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Compounds that are not Actual Compounds or Infinity Compounds. The foregoing licenses shall survive any termination or expiration of this Agreement, except if such termination is caused by the breach of the Party receiving the license.

3.3. Option with Respect to Lead Programs.

3.3.1. Exclusivity. For Lead Programs developed from screening Library Compounds prior to the Threshold Date, Novartis shall have the exclusive right (the “Option”) to obtain a worldwide, exclusive license (with right to sublicense) on a Target-by-Target basis, to develop and commercialize any such Lead Program in the Field, under the terms and conditions set forth in the License Agreement.

3.3.2. Lead Criteria. Prior to the Threshold Date, and before Infinity commences screening a Target (or when a Target is identified as set forth in 3.1.2(b)(ii)), the Joint Steering Committee shall determine, pursuant to Section 2.3.2(d), the appropriate assays and criteria (the “Lead Criteria”) that will trigger Novartis’ Option with respect to such Lead Program comprised of one or more Lead Series, such Lead Criteria to include at least the following:

(a) [**], as applicable, and purification (>[**]% purity by HPLC-MS UV 210 nm; in the event that the Joint Steering Committee determines that HPLC-MS UV is not an appropriate detection method, then purity shall instead be determined by HPLC-MS ELSD), in each case, of at least [**] chemical entities per Lead Series;

(b) [**] in an enzymatic assay or other primary assay;

(c) [**] in a cellular or functional assay than that found in the enzymatic assay or other primary assay;

(d) evidence of [**]; and

(e) evidence of [**].

3.3.3. Data Package. Infinity shall deliver to Novartis the following information and materials with respect to such Lead Program (collectively, the “Data Package”):

(a) Data evidencing achievement of all Lead Criteria set forth in Section 3.3.2; and

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(b) The following data for the most potent compound of each Lead Series: (i) [**]; (ii) [**]; (iii) [**]; (iv) [**]and (v) [**].

3.3.4. Exercise of an Option.

(a) Novartis shall have [**] calendar days after receipt of the Data Package in which to provide written notice to Infinity (the “Data Receipt Notice”) as to whether the Data Package is complete and whether the Lead Criteria have been achieved with respect to the relevant Lead Program, each as reasonably determined by Novartis. If Novartis has not provided a Data Receipt Notice to Infinity within such [**] day period, the Data Package shall be deemed to be complete and the Lead Criteria shall be deemed to have been achieved with respect to the Lead Program.

(b) If Novartis reasonably determines that the Data Package is incomplete or that the Lead Criteria have not been achieved, then Infinity may perform additional research as necessary and resubmit the Data Package; provided that Novartis shall have additional [**] calendar day periods to evaluate each such resubmission.

(c) If Novartis determines that the Data Package is complete and that the Lead Criteria have been achieved, then, in the Data Receipt Notice, Novartis may select chemical entities in each Lead Program as set forth in 3.3.2(a) for synthesis (up [**] milligrams of purified material) and delivery by Infinity to Novartis for further biological testing which may include the following: (i) confirmation of activity in primary and cellular systems; (ii) hERG channel inhibition using patch clamp assay; (iii) in vivo efficacy and PK; (iv) detailed metabolism studies; and (v) other studies at Novartis’ discretion. In addition, Infinity will provide access to screening data, if required by Novartis. Within [**] business days after receipt of the request, Infinity will provide Novartis with a quote for the expected length of time and the cost to provide each such chemical entity. Infinity will base such quotation on an FTE rate of U.S.$[**] per month to synthesize and deliver such chemical entities and in no case shall the quotation exceed

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U.S.$[**] per chemical entity. Novartis shall have [**] calendar days in which to accept or reject such quote in writing. If Novartis does not accept such quote within such [**] day period, Infinity shall have no obligation to synthesize such compounds and deliver the related information. If Novartis accepts such quote within such [**] day period, Infinity will use its commercially reasonable efforts to provide such synthesized compounds within [**] weeks after receipt of Novartis’ written acceptance of such quote. Each such synthesized compound shall be greater than [**] percent ([**]%) pure as determined by HPLC-MS UV 210 nm. In the event that the Joint Steering Committee determines that HPLC-MS UV is not an appropriate detection method, then purity shall instead be determined by HPLC-MS ELSD. With each such synthesized compound delivered, Infinity shall also contemporaneously provide a certificate of analysis including the HPLC chromatogram, proton and carbon NMR spectra and detailed synthetic protocol used for the synthesis.

(d) It shall be the responsibility of the Novartis representatives of the Joint Steering Committee to communicate to Infinity if Novartis chooses, in its sole discretion, to exercise the Option. The Novartis representatives of the Joint Steering Committee may involve other employees or consultants of Novartis and its Affiliates in this process, on a need-to-know basis and subject to the provisions of Article IV, as is reasonably necessary to determine whether or not to exercise the Option.

(e) Novartis shall have [**] calendar days from receipt of the last requested samples meeting the criteria described in subsection (c), or, if either no samples are requested or samples are requested but Novartis does not accept Infinity’s quote therefor pursuant to subsection (c), [**] calendar days from receipt of the Data Receipt Notice, to exercise its Option with respect to the relevant Lead Program. Novartis may exercise such Option by delivery to Infinity of written notice of exercise, specifying the Lead Program as to which such Option is being exercised, in which case, once the License Agreement is executed, Novartis shall have the exclusive right to file, prosecute and maintain Patents in its name covering inventions relating to the Lead Program as provided in the License Agreement. The Parties shall then promptly execute the License Agreement, the terms of which, upon such execution, shall be incorporated

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by reference into, and shall be a part of, this Collaboration Agreement, pursuant to which terms, Infinity will grant Novartis and its Affiliates a worldwide, exclusive even as to Infinity license (with the right to sublicense), to develop and commercialize the Lead Program as an Optioned Lead Program under Infinity’s Background Intellectual Property and under Infinity’s rights and interest in the Collaboration Intellectual Property in the Field. If an Option has previously been exercised with respect to another Lead Program and a License Agreement is in effect with respect to that Lead Program, then the License Agreement will be amended to reflect the addition of another Lead Program as an Optioned Lead Program.

3.3.5. Restrictions on Commercialization or Partnering.

(a) Any Target. Until such time as Novartis affirmatively declines its Option for a Lead Program, or until the expiration of the relevant [**] day Option exercise period, whichever comes first, Infinity shall not, subject to Section 2.3.2(h), file any Patent covering such Lead Program, commercialize such Lead Program or collaborate with a Third Party (except subcontractors working on Infinity’s behalf in connection with its obligations hereunder) with respect to the development or commercialization of such Lead Program.

(b) Novartis Reserved Targets. If Novartis does not exercise its Option for a Lead Program with respect to any Target that is a Novartis Reserved Target, then Infinity shall not, subject to Section 2.3.2(h), file any Patent covering such Lead Program (or otherwise shall assign such Patent to Novartis), or pursue further development or commercialization of such Lead Program, including any Derivative Compounds of such Lead Program, whether alone or with a Third Party.

3.4. Declined Options on Targets Other Than Novartis Reserved Targets.

If Novartis does not exercise its Option with respect to any Target that is not a Novartis Reserved Target during the [**] day Option exercise period or Novartis affirmatively declines such Option, then the following shall apply:

(a) Upon request from Infinity, Novartis shall provide Infinity any data it has generated in connection with evaluation of such Lead Program pursuant to Section 3.3.4(c), and

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shall automatically grant to Infinity a non-exclusive license to use such data for research, development and commercialization purposes, and shall return to Infinity any remaining amounts of compounds that had been provided by Infinity under Section 3.3.4(c) for evaluation of such Lead Program.

(b) Prior to initiating further lead optimization activities with respect to such Lead Program or from time to time thereafter during the term of this Agreement, and to the extent necessary to protect Infinity’s intellectual property rights in such Lead Program, Infinity may select and designate Actual Compounds within such Lead Program as “Infinity Compounds,” provided that Infinity notifies Novartis of the same in writing and provides Novartis an electronic data file containing each such proposed Infinity Compound and Novartis has not, within [**] days of such notification, represented to Infinity in writing that such Actual Compounds are already covered, specifically or generically, by a Novartis Patent claiming inventions created before Novartis’ receipt of the Data Package for such Lead Program; and provided, further, that:

(i)	Prior to the [**] anniversary of the Effective Date, there shall be no more than [**] Infinity Compounds at any time;

(ii)	After the [**] but prior to the [**] anniversary of the Effective Date, there shall be no more than [**] Infinity Compounds at any time;

(iii)	After the [**] anniversary of the Effective Date, there shall be no more than [**] Infinity Compounds at any time (including after the Threshold Date);

(iv)	In no event may more than [**] Infinity Compounds be derived from any single Synthetic Pathway (including after the Threshold Date); and

(v)	Infinity may redesignate Infinity Compounds as Actual Compounds by providing written notice and an electronic data file containing each such Infinity Compound of the same to Novartis, in which case the total number of Infinity Compounds shall be reduced by those redesignated as Actual Compounds.

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(c) For purposes of clarity, Infinity Compounds also remain Actual Compounds.

3.5. Designation of Infinity Compounds During the Term of this Agreement and After The Threshold Date.

Infinity may select and designate as Infinity Compounds those Actual Compounds necessary to protect Infinity’s intellectual property rights in lead optimization efforts resulting from screening activities directed at the Library Compounds which are conducted after the Threshold Date; provided that Infinity notifies Novartis of the same in writing and provides Novartis an electronic data file containing each such proposed Infinity Compound and Novartis has not, within [**] days of such notification, represented to Infinity in writing that such Actual Compounds are already covered, whether with generic or specific claims, by a Patent Controlled by Novartis or its Affiliates that was filed before Novartis’ receipt of such notification; and provided further that there shall be neither more than [**] Infinity Compounds at any time nor shall more than [**] Infinity Compounds be derived from any single Synthetic Pathway. Infinity may redesignate Infinity Compounds as Actual Compounds by providing written notice and an electronic data file containing each such Infinity Compound of the same to Novartis, in which case the total number of Infinity Compounds shall be reduced by those redesignated as Actual Compounds.

3.6. No Designation of Infinity Compounds After the Term of this Agreement.

After expiration or termination of this Agreement, (a) Infinity shall no longer have the right to select and designate any Actual Compounds as Infinity Compounds, and (b) Infinity shall not patent (whether with generic or specific claims) any Actual Compounds. After expiration or termination of this Agreement, Infinity shall have the right to screen Library Compounds against any Target; provided that Infinity may not sell or otherwise provide such Library Compounds to any Third Party (except to subcontractors working on Infinity’s behalf).

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ARTICLE IV

CONFIDENTIALITY

4.1. Undertaking.

During the term of this Agreement, each Party (the “Receiving Party”) shall keep confidential, and other than as provided herein shall not use or disclose, directly or indirectly, any trade secrets, confidential or proprietary information, or any other knowledge, information, documents or materials, disclosed to the Receiving Party by the other Party (the “Proprietary Party”), whether in tangible or intangible form, the confidentiality of which such Proprietary Party takes reasonable measures to protect, including but not limited to Collaboration Intellectual Property.

(a) The Receiving Party shall take any and all lawful, reasonable measures to prevent the unauthorized use and disclosure of such information, and to prevent unauthorized Persons from obtaining or using such information. With the prior written consent of the Proprietary Party, the Receiving Party may, however, use and disclose such information to exercise its rights to file, prosecute and maintain Patents within the Collaboration Intellectual Property as permitted by this Agreement.

(b) The Receiving Party further agrees to refrain from directly or indirectly taking any action which would constitute or facilitate the unauthorized use or disclosure of such information. The Receiving Party may disclose such information to its Affiliates, officers, employees and agents, to authorized licensees and sublicensees, and to subcontractors in connection with the Receiving Party’s obligations hereunder, to the extent necessary to enable such Persons to perform their obligations hereunder or under the applicable license, sublicense or subcontract, as the case may be; provided that such Affiliates, officers, employees, agents, licensees, sublicensees and subcontractors have entered into appropriate confidentiality agreements for secrecy and non-use of such information which by their terms shall be enforceable by injunctive relief. In the event any such Persons violate such agreements with respect to such information, the Receiving Party shall enforce such agreements.

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(c) The Receiving Party shall be liable for any unauthorized use and disclosure of such information by its Affiliates, officers, employees and agents and any such licensees, sublicensees and subcontractors.

4.2. Exceptions.

Notwithstanding the foregoing, the provisions of Section 4.1 shall not apply to knowledge, information, documents or materials that the Receiving Party can conclusively establish:

(a) were generally available to the public at the time of disclosure or become generally available to the public without the Receiving Party’s breach of any obligation owed to the Proprietary Party;

(b) are permitted to be disclosed by the prior written consent of the Proprietary Party;

(c) were known by the Receiving Party at the time of disclosure, or have become known to the Receiving Party from a source other than the Proprietary Party, other than by breach of an obligation of confidentiality owed to the Proprietary Party;

(d) are disclosed by the Proprietary Party to a Third Party without restrictions on its disclosure;

(e) are independently developed by the Receiving Party without breach of this Agreement or any other confidentiality agreement between the Parties or between a Party and an Affiliate of the other Party, without reference to or reliance upon knowledge, information or materials of the Proprietary Party; or

(f) are required to be disclosed by the Receiving Party to comply with applicable laws or regulations, to submit registration filings, to defend or prosecute litigation or patents or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Proprietary Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure.

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4.3. Publicity.

The Parties have agreed upon the timing and content of the initial press release relating to this Agreement and the transactions contemplated herein. The Parties will agree upon the timing and content of any other press release or other public communications relating to this Agreement and the transactions contemplated herein.

Except to the extent already disclosed in that initial press release or other public communication, no public announcement concerning the existence or the terms of this Agreement or concerning the transactions described herein shall be made, either directly or indirectly, by Infinity or Novartis, except as may be legally required by applicable laws, regulations, or judicial order, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement.

The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release.

Notwithstanding the foregoing, either Party may disclose: (a) to bona fide potential or actual licensees or sublicensees only those terms of this Agreement that are reasonably necessary to disclose in connection with a license or sublicense as permitted this Agreement; and (b) to bona fide potential or actual investors, lenders, investment bankers, acquirors, acquirees, or merger partners, and to such Party’s consultants and advisors, only those terms of this Agreement that are reasonably necessary in connection with a proposed equity or debt financing, acquisition or business combination of such Party.

4.4. Survival.

The provisions of this Article IV shall survive for [**] years after the termination or expiration of this Agreement.

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4.5. Equitable Relief.

The Receiving Party agrees that any breach of this Article IV may cause the Proprietary Party substantial and irreparable injury and, therefore, in the event of any such breach, in addition to other remedies that may be available, the Proprietary Party shall have the right to specific performance and other injunctive and equitable relief.

ARTICLE V

PUBLICITY

Each of Novartis and Infinity, and their respective Affiliates, agree not to publish or publicly present any results, data, or scientific findings with respect to the Collaboration without the prior written consent of the Joint Steering Committee; provided, however, that, either Party may, without such consent, file and prosecute Patent applications as permitted by this Agreement. In the event of information already within the public domain, consent shall not be unreasonably withheld if sought at least [**] calendar days prior to planned submission for publication or oral presentation. In all other instances during the term of this Agreement, publication shall be presumed to be impermissible until the Joint Steering Committee shall have determined, in its sole judgment, that all intellectual property rights shall have been adequately protected, whether by filing of Patents or otherwise.

ARTICLE VI

INDEMNIFICATION

6.1. Indemnification by Infinity.

Infinity will indemnify, defend, and hold Novartis and its Affiliates, their respective employees, shareholders, officers and directors and the successors, heirs and assigns of each of them, harmless against any loss, damages, action, suit, claim, demand, liability, expense, bodily injury, death or property damage (a “Loss”), that may be brought, instituted or arise against or be incurred by such Persons to the extent such Loss results from a Third Party claim based on or arising out of:

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(a) the development, manufacture, use, sale, storage or handling of a Library Compound or Derivative Compound by Infinity or its Affiliates or their representatives, agents, licensees, sublicensees or subcontractors, or any actual or alleged violation of law resulting therefrom; or

(b) the breach by Infinity of any of its covenants, representations or warranties set forth in this Agreement;

(c) provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the negligent or willful misconduct of Novartis or its Affiliates or their representatives, agents, licensees, sublicensees or subcontractors.

6.2. Indemnification by Novartis.

Novartis will indemnify, defend, and hold Infinity, and its Affiliates, and their respective employees, shareholders, officers and directors and the successors, heirs, and assigns of each of them, harmless against any Loss that may be brought, instituted or arise against or be incurred by such Persons to the extent such Loss results from a Third Party claim based on or arising out of:

(a) the development, manufacture, use, sale, storage or handling of a Library Compound or Derivative Compound by Novartis or its Affiliates or their representatives, agents, licensees, sublicensees or subcontractors, or any actual or alleged violation of law resulting therefrom; or

(b) the breach by Novartis of any of its covenants, representations or warranties set forth in this Agreement;

(c) provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the negligent or willful misconduct of Infinity or its Affiliates or their representatives, agents, licensees, sublicensees or subcontractors.

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6.3. Claims Procedures.

Each party entitled to be indemnified by the other party (an “Indemnified Party”) pursuant to Sections 6.1 or 6.2 shall give notice to the other party (an “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any threatened or asserted claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that:

(a) Counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless: (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; or (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party);

(b) The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that the failure to give notice did not result in harm to the Indemnifying Party;

(c) No Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement, except with the approval of each Indemnified Party (which approval shall not be unreasonably withheld), except a settlement which imposes only a monetary obligation on the Indemnifying Party and which includes as an unconditional term thereof the giving of a release from all liability in respect to such claim or litigation by the claimant or plaintiff to the Indemnified Party;

(d) Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom; and

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(e) In the event a claim is based partially on an indemnified claim described in Sections 6.1 or 6.2 and partially on a non-indemnified claim, or is based partially on a claim indemnified by one Party and partially on a claim indemnified by the other Party pursuant to Sections 6.1 and 6.2, any payments and reasonable attorney fees incurred in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

6.4. Compliance.

The Parties shall comply fully with all applicable laws and regulations in connection with their respective activities under this Agreement.

ARTICLE VII

PATENTABLE INVENTIONS

7.1. Ownership and Licenses.

7.1.1. Background Intellectual Property.

(a) As between the Parties, all: (i) Intellectual Property Controlled by a Party which is obtained independently from this Agreement (whether before or during the term of this Agreement); and (ii) all inventions solely made and all know-how or other Intellectual Property solely generated by such Party or its Affiliates in the course of the Collaboration but not including Compound Related Intellectual Property, Compound Intellectual Property and Non-Compound Related Intellectual Property (collectively, “Background Intellectual Property”) shall be owned by such Party.

(b) The foregoing notwithstanding, to the extent that use of the Background Intellectual Property of one Party is necessary to the other Party to carry out the purposes of the Collaboration or to exploit such other Party’s rights in Library Compounds consistent with its

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other rights set forth herein, then the Party Controlling such Background Intellectual Property hereby grants to the other Party and its Affiliates a worldwide, non-exclusive, royalty-free license (with right to sublicense) to such use in the Field.

7.1.2. Compound Related Intellectual Property. Each Party shall have an undivided half-interest, independent of inventorship and without a duty to account, in all inventions made and know-how or other Intellectual Property generated solely or jointly by the Parties and/or its Affiliates in connection with the Collaboration and specifically relating to the Library Compounds, but not including the Library Compounds themselves or any uses thereof (collectively, “Compound Related Intellectual Property”). Should the Joint Steering Committee determine that Patents should be filed covering Compound Related Intellectual Property pursuant to Section 2.3.2(j), then the Parties shall determine which of them (including their Affiliates) shall be responsible for filing, prosecuting and maintaining such Patents (for purposes of this Section 7.1.2, the “Patenting Party”) at its own expense, and the other Party and/or its Affiliates (for purposes of this Section 7.1.2, the “Non-Patenting Party”) shall automatically assign (and shall cause its Affiliates, employees and consultants to assign) to the Patenting Party its rights in such Patents, and the Patenting Party shall automatically grant to the Non-Patenting Party and its Affiliates a worldwide, non-exclusive (with the right to sublicense), fully-paid, royalty-free license under any such Patents to the extent not inconsistent with the licenses, rights, and obligations set forth herein.

7.1.3. Non-Compound Related Intellectual Property. Each Party shall have an undivided half-interest, independent of inventorship and without a duty to account, in all inventions solely or jointly made and all know-how or other Intellectual Property solely or jointly generated by Infinity and/or its Affiliates, on the one hand, and Novartis and/or its Affiliates, on the other hand, in the course of the Collaboration but not including Compound Related Intellectual Property and Compound Intellectual Property (collectively, “Non-Compound Related Intellectual Property”). The Party which does not first choose to patent (under its name or through its Affiliates) a patentable invention within Non-Compound Related Intellectual Property (for purposes of this Section 7.1.3, the “Non-Patenting Party”) shall

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automatically assign (and shall cause its Affiliates, employees and consultants to assign) to the other Party (for purposes of this Section 7.1.3, the “Patenting Party”) its rights in such patentable invention and the Patenting Party shall automatically grant to the Non-Patenting Party and its Affiliates a worldwide, non-exclusive (with the right to sublicense), fully-paid, royalty-free license under any Patents covering such invention.

7.1.4. Preparation and Costs. Infinity or its Affiliates shall take responsibility and pay for the preparation, filing, prosecution and maintenance of all Patents with respect to: (a) any Library Compounds which are not Actual Compounds (including the manufacture and use thereof) it chooses to patent; and (b) the Infinity Compounds it chooses or is authorized to patent; (c) the Compound Related Intellectual Property that it chooses to Patent; and (d) the Non-Compound Related Intellectual Property it chooses to patent; and Novartis or its Affiliates shall take responsibility and pay for the preparation, filing, prosecution and maintenance of all Patents with respect to: (i) any Library Compounds (including, without limitation, Actual Compounds which are not Infinity Compounds, and Optioned Lead Programs and the manufacture and use thereof) it chooses to patent; and (ii) Compound Related Intellectual Property that it chooses to patent; and (iii) the Non-Compound Related Intellectual Property it chooses to patent.

7.2. Discontinuation.

7.2.1. Should Infinity be responsible under Section 7.1 for the preparation, filing, prosecution and maintenance of a particular Patent within Collaboration Intellectual Property, it shall give at least thirty (30) calendar days’ advance notice to Novartis of any decision to cease preparation, filing, prosecution and maintenance of that Patent in a jurisdiction listed on Schedule 7.2(a). Discontinuation may be elected on a country-by-country basis or for Patents singly or in series. In such case, Novartis may elect at its sole discretion to continue preparation, filing (under the name of Novartis or its Affiliates), and prosecution or maintenance of the discontinued Patent at its sole expense.

7.2.2. Should Novartis be responsible under Section 7.1 for the preparation, filing, prosecution and maintenance of a particular Patent within Non-Compound Related Intellectual Property or Compound Related Intellectual Property, it shall give at least thirty (30)

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calendar days’ advance notice to Infinity of any decision to cease preparation, filing, prosecution and maintenance of that Patent in a jurisdiction listed on Schedule 7.2(b). Discontinuation may be elected on a country-by-country basis or for Patents singly or in series. In such case, Infinity may elect at its sole discretion to continue preparation, filing (under the name of Infinity or its Affiliates), and prosecution or maintenance of the discontinued Patent at its sole expense.

7.3. Infringement.

Each Party shall notify the other promptly of any possible infringements, imitations or unauthorized possession, knowledge or use of the Collaboration Intellectual Property or Background Intellectual Property which the Parties jointly own or which is exclusively licensed to such other Party pursuant to this Agreement. Each Party shall promptly furnish the other Party with full details of such infringements, imitations or unauthorized possession, knowledge or use, and shall assist in preventing any recurrence thereof.

7.4. No Implied Licenses.

Except as expressly provided in this Agreement, neither Party grants the other Party any rights or licenses under the first Party’s Intellectual Property or Patents.

ARTICLE VIII

TERM AND TERMINATION

8.1. Term.

This Agreement will extend for eight (8) years from the Effective Date, unless earlier terminated by either Party in accordance with this Agreement, or unless extended by mutual agreement of the Parties.

8.2. Termination by Novartis for Cause.

Upon written notice to Infinity, Novartis may at its sole discretion unilaterally terminate this Agreement upon the occurrence of any of the following events (without prejudice to its rights to seek damages in connection with any such event):

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(a) Infinity shall materially breach any of its material obligations under this Agreement, the License Agreement, or the Stock Purchase Agreement, and such material breach shall not have been remedied or steps initiated to remedy the same to Novartis’ reasonable satisfaction, within ninety (90) calendar days after Novartis sends written notice of breach to Infinity;

(b) Upon the insolvency or bankruptcy of Infinity, or upon Infinity’s ceasing to function as a going concern by suspending or discontinuing its business for any reason except for interruptions caused by Force Majeure; or

(c) Upon a sale, merger, consolidation, transfer, or other reorganization of Infinity in which: (i) substantially all of the assets of Infinity are transferred to a Third Party; or (ii) the holders of Infinity’s capital stock immediately prior to the transaction hold less than a majority of the capital stock of the surviving entity subsequent to the transaction and the Person(s) which acquire the majority of the capital stock of the surviving entity have the right to elect, and are not prohibited, whether by contract or otherwise, from electing a majority of the Board of Directors of the surviving entity.

In the event of any valid termination under this Section 8.2, Novartis shall not be required to make any payments under Section 2.2.8 for a Proposed Compound unless such Proposed Compound had been deemed accepted as an Actual Compound pursuant to Section 2.2.6 or Novartis has not returned to Infinity such Proposed Compound pursuant to Section 8.4(b).

8.3. Termination by Infinity for Cause.

Infinity may at its sole discretion terminate this Agreement upon written notice to Novartis upon the occurrence of any of the following events:

(a) Novartis shall materially breach any of its material obligations under this Agreement, the License Agreement or the Stock Purchase Agreement and such material breach shall not have been remedied or steps initiated to remedy the same to Infinity’s reasonable satisfaction, within ninety (90) calendar days after Infinity sends written notice of breach to Novartis; or

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(b) Upon the insolvency or bankruptcy of Novartis, or upon Novartis’ ceasing to function as a going concern by suspending or discontinuing its business for any reason except for interruptions caused by Force Majeure.

Notwithstanding the foregoing, the Stock Purchase Agreement, the Investors’ Rights Agreement, and any License Agreement then in effect shall each continue in effect unless it is expressly terminated in accordance with its terms.

8.4. Effect of Termination.

(a) Except where explicitly provided elsewhere herein, termination of this Agreement for any reason, or expiration of this Agreement, will not affect: (i) obligations which have accrued as of the date of termination or expiration; (ii) obligations and rights which expressly are intended to survive termination or expiration of this Agreement, including obligations of confidentiality under Article IV; (iii) the survival of Sections 2.6.2, 3.1.1, 3.1.2(a), 3.1.2(b) (unless Infinity terminates this Agreement pursuant to Section 8.3), 3.2.1, 3.2.2, 3.2.3, 3.3.5(b), 3.6, 7.1, 7.2, 7.3, 7.4, 8.4 and 9.3, and Article VI and X; (iv) the Option shall terminate upon termination of this Agreement by Infinity pursuant to Section 8.3; and (v) the Stock Purchase Agreement, Investors’ Rights Agreement, and any License Agreement in effect upon the expiration or any termination of this Agreement shall each continue in effect unless it is expressly terminated in accordance with its terms.

(b) Upon termination or expiration of this Agreement, Novartis shall delete structural and related information with respect to Proposed Compounds for which Novartis has not paid the relevant fee set forth in Section 2.2.8 from Novartis’ databases and return all remaining Proposed Compound material which is not in Novartis’ screening format. Novartis may continue to include such material in screens; provided, however, that Novartis shall not conduct research on such rejected Proposed Compounds nor determine the structure of such Proposed Compound through any analytical or other methods.

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ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1. Representations and Warranties of Infinity.

Infinity represents and warrants to Novartis as follows:

(a) Authorization. This Agreement has been duly executed and delivered by Infinity and constitutes the valid and binding obligation of Infinity, enforceable against Infinity in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, bankruptcy, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Infinity, its officers and directors.

(b) Infinity Controlled Rights. As of the Effective Date, Infinity owns or possesses adequate licenses or other rights to grant the licenses under the Background Intellectual Property which Infinity Controls as of the Effective Date. To the actual knowledge of Infinity as of the Effective Date, Infinity’s practice, as of the Effective Date, of the Background Intellectual Property which Infinity Controls as of the Effective Date does not infringe any Third Party Patent. The granting of an Option to Novartis hereunder does not violate any right of any Third Party.

9.2. Representations and Warranties of Novartis.

Novartis represents and warrants to Infinity as follows:

(a) Authorization. This Agreement has been duly executed and delivered by Novartis and constitutes the valid and binding obligation of Novartis, enforceable against Novartis in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, bankruptcy, reorganization, moratorium and other laws

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relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Novartis, its officers and directors.

(b) Novartis Controlled Rights. As of the Effective Date, Novartis owns or possesses adequate licenses or other rights to grant the licenses under the Background Intellectual Property which Novartis Controls as of the Effective Date.

9.3. Disclaimer of Other Warranties.

EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 2.2.2, 3.4, 3.5, 9.1, 9.2 AND 10.15, EACH PARTY EXPRESSLY DISCLAIMS ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1. Invoice Requirement.

Any amounts payable to Infinity hereunder shall be made in U.S. dollars within sixty (60) calendar days after receipt by Novartis, or its nominee designated for that purpose in advance by Novartis in writing to Infinity, of an invoice covering such payment.

10.2. Governing Law and Jurisdiction.

This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware.

10.3. Waiver.

No provision of this Agreement may be waived except in writing by both Parties. No failure or delay by either Party in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of any right or remedy on any subsequent occasion.

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10.4. Force Majeure.

Neither Party will be in breach hereof by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if that delay or failure is caused by strikes, acts of God or the public enemy, riots, war, terrorism, incendiaries, interference by civil or military authorities, compliance with governmental priorities for materials, or any fault beyond its control or without its fault or negligence (“Force Majeure”).

10.5. Severability.

Should one or more provisions of this Agreement be or become invalid, then the Parties shall attempt to agree upon valid provisions in substitution for the invalid provisions, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the Parties would have accepted this Agreement with those new provisions. If the Parties are unable to agree on such valid provisions, the invalidity of such one or more provisions of this Agreement shall nevertheless not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it may be reasonably presumed that the Parties would not have entered into this Agreement without the invalid provisions.

10.6. Government Acts.

In the event that any act, regulation, directive, or law of a country or its government, including its departments, agencies or courts, should make impossible or prohibit, restrain, modify or limit any material act or obligation of the Parties under this Agreement, the Party, if any, not so affected, shall have the right, at its option, to suspend or terminate this Agreement as to such country, if good faith negotiations between the Parties to make such modifications therein as may be necessary to fairly address the impact thereof, are not successful after a reasonable period of time in producing mutually acceptable modifications to this Agreement.

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10.7. Government Approvals.

Each Party will obtain any government approval required in its country of domicile to enable this Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Each Party will keep the other informed of progress in obtaining any such government approval, and will cooperate with the other Party in any such efforts.

10.8. Export Controls.

This Agreement is made subject to any restrictions concerning the export of materials and technology from the United States that may be imposed upon or related to either Party from time to time by the Government of the United States. Furthermore, each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to any countries for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States Government when required by applicable statute or regulation.

10.9. Assignment.

This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided that Novartis may assign this Agreement without the consent of Infinity: (i) to any of its Affiliates, if Novartis guarantees the full performance of its Affiliate’s obligations hereunder; or (ii) in connection with the transfer or sale of all or substantially all of its (or a subsidiary or division’s) assets or business, or a controlling interest in its equity, or in the event of its merger or consolidation with another company. Any purported assignment in contravention of this Section 10.9 shall, at the option of the nonassigning Party, be null and void and of no effect. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignees of either of the Parties.

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10.10. Affiliates and Subcontractors.

Each Party may perform its obligations hereunder personally or through one or more Affiliates or subcontractors, although each Party shall nonetheless be solely responsible for the performance of its Affiliates and subcontractors. Neither Party shall permit any of its Affiliates or subcontractors to commit any act (including any act of omission) that such Party is prohibited hereunder from committing directly. The use of subcontractors by either Party shall not increase the financial obligations of the other Party hereunder in any respect.

10.11. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be original and both of which shall constitute one and the same Agreement.

10.12. No Agency.

Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Novartis and Infinity and their respective Affiliates. Notwithstanding any of the provisions of this Agreement, neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each Party under this Agreement shall be made, paid, and undertaken exclusively by such Party on its own behalf and not as an agent or representative of the other.

10.13. Notice.

All communications between the Parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one Party to the other by notice pursuant hereto, by prepaid, certified mail (which shall be deemed received by the other Party on the seventh business day following deposit in the mails), or by facsimile transmission (which shall be deemed received when transmitted), with confirmation by first class mail letter, postage pre-paid, given by the close of business on or before the next following business day:

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if to Novartis, at:

Novartis International Pharmaceutical Ltd.

Hurst Holme

12 Trott Road

P.O. Box 2899

Hamilton, HM LX

Bermuda

Attention: Emil Bock

Fax: (441) 296-5083

with a copy to:

Novartis Institutes for BioMedical Research, Inc.

400 Technology Square

Cambridge, Massachusetts 02139

Attention: Robert L. Thompson, Vice President and General Counsel

Fax: (617) 871-3354

if to Infinity, at:

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, Massachusetts 02139

Attention: Adelene Perkins

Fax: (617) 453-1001

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Steven D. Singer, Esq.

Fax: (617) 526-5000

10.14. Headings.

The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

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10.15. Authority.

The undersigned represent that they are authorized to sign this Agreement on behalf of the Parties. The Parties each represent that no provision of this Agreement will violate any other agreement that such Party may have with any other Person. Each Party has relied on that representation in entering into this Agreement.

10.16. Entire Agreement.

This Agreement, together with the License Agreement (if and when executed) and the Stock Purchase Agreement, and their respective schedules and exhibits, if any, contain the entire understanding of the Parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective Parties.

10.17. No Consequential Damages.

NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

[Signature page follows]

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INFINITY PHARMACEUTICALS, INC.

By:	/s/ Adelene Q. Perkins
Title:	Chief Business Officer

NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.

By:	/s/ Emil Boch
Title:	Member of Board of Directors

By:	/s/ Wendy Wiseman
Title:	Account Manager

Collaboration Agreement — Confidential – Page 45

Schedule 7.2(a)

List of Countries Regarding Infinity Patent Protection

[**]	[**]	[**]

Collaboration Agreement — Confidential

Schedule 7.2(b)

List of Countries Regarding Novartis Patent Protection

[**]	[**]	[**]

Collaboration Agreement — Confidential

EXHIBIT A

LICENSE AGREEMENT

EXHIBIT A

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This License, Development and Commercialization Agreement (this “License Agreement”) is made this      day of                     , 200   by and between Infinity Pharmaceuticals, Inc. (“Infinity”), a Delaware corporation with principal offices at 780 Memorial Drive, Cambridge, Massachusetts 02139, and Novartis International Pharmaceutical Ltd. (“Novartis”), a Bermuda corporation with principal offices at Hurst Holme, 12 Trott Road, Hamilton, HM LX, Bermuda. Infinity and Novartis are sometimes referred to herein individually as a “Party” and together as the “Parties.”

Capitalized terms used but not defined in this License Agreement have the meanings provided in the Collaboration and Option Agreement by and between Infinity and Novartis, dated as of November     , 2004 (the “Collaboration Agreement”).

Introduction

WHEREAS, pursuant to the Collaboration Agreement, Infinity and Novartis are, or have been, engaged in designing Synthetic Pathways, synthesizing certain Library Compounds using Synthetic Pathways, and Infinity is, or has been, generating Lead Programs using Library Compounds; and

WHEREAS, Novartis has exercised its option under the Collaboration Agreement to license exclusively one or more Optioned Lead Programs for worldwide development and commercialization in the Field;

NOW THEREFORE, in consideration of the foregoing premises, the Parties agree as follows:

Collaboration Agreement — Confidential

ARTICLE I

Definitions

1.1. “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly, by itself or through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (as applied to a Person) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Control will be presumed if one Person owns, either of record or beneficially, at least fifty percent (50%) of the voting stock of any other Person. Such other relationship as in fact results in actual control over the management, business, and affairs of a Person shall also be deemed to constitute control; provided, however, that no Person shall be deemed to exercise control over another Person solely because the latter relies on the former for a majority of its business. A Person will be deemed an Affiliate only so long as such ownership or control relationship continues. In the case of Novartis, “Affiliates” shall also expressly be deemed to include the Novartis Institute for Functional Genomics, Inc. and the Friedrich Miescher Institute for BioMedical Research and their respective Affiliates.

1.2. “Active Moiety” shall mean the smallest chemical pharmacophoric element or three dimensional structure responsible for the physiological or pharmacological action of the drug substance.

1.3. “Collaboration Agreement” shall have the meaning set forth in the preamble.

1.4. “Collaboration Intellectual Property” shall have the meaning set forth in Section 1.7 of the Collaboration Agreement.

1.5. “Compound Patent” shall mean any Patent filed by Novartis and covering molecules of an Optioned Lead Program Compound or a Derivative Compound. For the avoidance of doubt, any subsequent Patent Controlled by Novartis covering, without limitation, the manufacture, use or formulation of such molecules shall not be within the definition of Compound Patent.

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1.6. “Controlled” shall mean, with respect to an Intellectual Property right, the legal authority or right of a Party (other than by license pursuant to this License Agreement) to grant a license or sublicense of such intellectual property rights to the other Party, or to otherwise disclose such proprietary or trade secret information to such other Party, as applicable, without breaching the terms of any agreement with a Third Party.

1.7. “Licensed Derivative Compounds” shall mean all compounds that share substantially the same Active Moiety as the Optioned Lead Program Compounds.

1.8. “Derivative Compounds” shall mean any and all compounds that are modified by chemical and/or molecular-genetic means from a Optioned Lead Program Compounds. Analogues of such compounds and their derivatives shall be included within the scope of Derivative Compounds.

1.9. “Drug Product” shall mean a product prepared from bulk Optioned Lead Program Compounds or Licensed Derivative Compounds (but not other Derivative Compounds) (a “Licensed Drug Product”) or from bulk Derivative Compounds (but not Licensed Derivative Compounds or Optioned Lead Program Compounds) (an “Other Drug Product”), in finished dosage form ready for administration, as the case may be, either to the ultimate consumer as a human or as a veterinary pharmaceutical, or for agricultural purposes.

1.10. “FDA” shall mean the United States Food and Drug Administration, and any successor agency serving the same function.

1.11. “Field” shall mean all human and veterinary health-care applications including, but not limited to, research, diagnosis, therapeutics, and prophylaxis with respect to any indication, together with all agricultural purposes.

1.12. “First Commercial Sale” shall mean the first shipment of a Drug Product to a Third Party by Novartis or its Affiliate or sublicensee in a country following applicable Regulatory Approval of the Drug Product in such country.

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1.13. “IND” shall mean an application to the FDA, the filing of which is necessary to commence clinical testing of pharmaceutical compounds in humans, or the equivalent application to the equivalent agency in any other country or group of countries.

1.14. “IND Acceptance” shall mean non-refusal of an IND by the FDA, or the equivalent notice from a governmental authority other than the FDA.

1.15. “Infinity Background Intellectual Property” shall mean the Background Intellectual Property Controlled by Infinity, as defined in Section 7.1 of the Collaboration Agreement.

1.16. “Intellectual Property” shall have the meaning set forth in Section 1.19 of the Collaboration Agreement.

1.17. “Lead Program” shall have the meaning set forth in Section 1.23 of the Collaboration Agreement.

1.18. “Library Compound” shall have the meaning set forth in Section 1.25 of the Collaboration Agreement.

1.19. “Licensed Intellectual Property” shall mean the Licensed Patents, Licensed Technology and Infinity Background Intellectual Property.

1.20. “Licensed Patents” shall mean any Patents Controlled by Infinity (including without limitation any Patent within Collaboration Intellectual Property) which, in the absence of a license hereunder, would be infringed by using, making, offering to sell, importing, or commercializing the Optioned Lead Program, Optioned Lead Program Compounds or Licensed Drug Products, a list of which Patents is appended hereto as Schedule A and will be updated periodically to reflect additions thereto during the course of this License Agreement.

1.21. “Licensed Technology” shall mean all data, technical information, know-how, experience, inventions (whether or not patented), trade secrets, processes and methods discovered, developed or applied (with the consent of its owner) (including without limitation any Patent within Collaboration Intellectual Property), other than Infinity Background

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Intellectual Property, which are Controlled by Infinity or its Affiliates and which are necessary to Novartis’ exercise of its licensed rights to the Optioned Lead Program, Optioned Lead Program Compound or Licensed Drug Product.

1.22. “Live Claim” shall mean a claim of any issued, unexpired Licensed Patent or Compound Patent that shall not have been withdrawn, canceled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

1.23. “Major Market Country” shall mean the United States, United Kingdom, France, Germany, Italy, Spain, or Japan.

1.24. “NDA” means a New Drug Application submitted to the FDA seeking approval to market and sell a Drug Product in the Field in the United States of America, or a corresponding application filed with any other regulatory agency seeking approval to market and sell a Drug Product in the Field in another Major Market Country.

1.25. “Net Sales” shall mean, with respect to any Optioned Lead Program Compound, Derivative Compound or Drug Product, the gross amount invoiced by or on behalf of Novartis and any Novartis Affiliate or sublicensee for that Optioned Lead Program Compound, Derivative Compound or Drug Product sold to Third Parties (other than sales to sublicensees for resale) in bona fide, arm’s-length transactions, less the following deductions, determined in accordance with Novartis’ standard accounting methods as generally and consistently applied by Novartis, to the extent included in the gross invoiced sales price of any Optioned Lead Program Compound, Derivative Compound or Drug Product or otherwise directly paid or incurred by Novartis, its Affiliates or sublicensees with respect to the sale of such Optioned Lead Program Compound, Derivative Compound or Drug Product:

(a) Normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of the Optioned Lead Program Compound, Derivative Compound or Drug Product;

(b) Amounts repaid or credited by reason of defects, rejection, recalls, returns, rebates and allowances of goods, or because of retroactive price reductions specifically identifiable to such Optioned Lead Program Compound, Derivative Compound or Drug Product;

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(c) Chargebacks and other amounts paid on the sale or dispensing of such Optioned Lead Program Compound, Derivative Compound or Drug Product;

(d) Amounts payable resulting from governmental (or agency thereof) mandated rebate programs;

(e) Third Party cash rebates and chargebacks related to sales of the Optioned Lead Program Compound, Derivative Compound or finished Drug Product, to the extent actually allowed;

(f) Tariffs, duties, excise, sales, value-added, and other taxes (other than taxes based on income);

(g) Retroactive price reductions that are actually allowed or granted;

(h) Cash discounts for timely payment;

(i) Delayed ship order credits;

(j) Discounts pursuant to indigent patient programs and patient discount programs, including, without limitation, “Together Rx” and coupon discounts;

(k) All freight, postage and insurance included in the invoice price; and

(l) Amounts repaid or credited for uncollectible amounts on previously sold Optioned Lead Program Compounds, Derivative Compounds or Drug Products;

(m) Deduction of [**] percent ([**]%) for distribution and warehousing expenses; and

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(n) Any other specifically identifiable amounts included in the gross invoice of the Optioned Lead Program Compound, Derivative Compound or Drug Product that should be credited for reasons substantially equivalent to those listed above all as determined in accordance with Novartis’ usual and customary accounting methods, as consistently applied at Novartis. Sales from Novartis to its Affiliates and sublicensees for resale shall be disregarded for the purpose of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales. In the case of any sale for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of the consideration received as agreed by the Parties.

Furthermore:

(i) In the case of any sale or other disposal of an Optioned Lead Program Compound, Derivative Compound or Drug Product between or among Novartis and its Affiliates, and sublicensees for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party;

(ii) In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Optioned Lead Program Compound, Derivative Compound or Drug Product is paid for, if paid for before shipment or invoice;

(iii) In the case of any sale or other disposal for value, such as barter or countertrade, of any Optioned Lead Program Compound, Derivative Compound or Drug Product, or part thereof, otherwise than in an arm’s-length transaction exclusively for money, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Optioned Lead Program Compound, Derivative Compound or Drug Product in the country of sale or disposal; and

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(iv) In the event that the Drug Product is sold in a finished dosage form containing the Optioned Lead Program Compound or Derivative Compound in combination with one or more other active ingredients (a “Combination Product”), the Net Sales of the Drug Product, for the purpose of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above in this Section) of the Combination Product by the fraction A/(A+B), where A is the weighted (by sales volume) average sales price in a particular country of the Drug Product when sold separately in finished form and B is the weighted average sales price in that country of the other product(s) sold separately in finished form. In the event that such average sales price cannot be determined for both the Drug Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, and such agreement shall not be unreasonably withheld.

1.26. “Option” shall have the meaning set forth in Section 3.3.1 of the Collaboration Agreement.

1.27. “Optioned Lead Program” shall mean a Lead Program as to which Novartis has exercised its Option.

1.28. “Optioned Lead Program Compound” shall mean any Library Compounds, together with all Derivative Compounds (and together with any and all compounds having the same Active Moiety as such Library Compounds or Derivative Compounds) identified at the time the Option is exercised as being within a particular Optioned Lead Program.

1.29. “Patents” shall mean all existing patents and patent applications and all patent applications hereafter filed, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

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1.30. “Person” shall mean, any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.31. “Phase III Clinical Trial” shall mean human clinical trials, the principal purpose of which is to establish safety and efficacy of one or more particular doses in patients being studied, and which will (or are intended to) satisfy the requirements of a pivotal trial for purposes of preparing and submitting a filing for Regulatory Approval in a particular country.

1.32. “Registration Filing” shall mean, with respect to each Optioned Lead Program Compound, Derivative Compound or related Drug Product, the submission to the relevant governmental regulatory authority of an appropriate application seeking any Regulatory Approval, and shall include, without limitation, any marketing authorization application, supplementary application or variation thereof, or any equivalent applications.

1.33. “Regulatory Approval” shall mean all authorizations by the appropriate governmental entity or entities necessary for commercial sale of a Drug Product in a particular country including, without limitation and where applicable, approval of labeling, price, reimbursement and manufacturing.

1.34. “Third Party” shall mean any Person that is not a Party or an Affiliate of any Party.

ARTICLE II

Rights and Licenses

2.1. Novartis Rights. Subject to the other provisions of this License Agreement, Infinity grants to Novartis and its Affiliates a worldwide, royalty-bearing license, exclusive even as to Infinity (with the right to sublicense) under the Licensed Intellectual Property (including, without limitation, Infinity’s interest in the Collaboration Intellectual

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Property), to research and have researched, develop and have developed, make and have made, manufacture and have manufactured, use and have used, market and have marketed, distribute and have distributed, sell and have sold, export and import for sale, and have exported or imported for sale, the Optioned Lead Program, Optioned Lead Program Compounds or Licensed Drug Product in the Field. To the extent that Novartis or its Affiliates desires to receive a license from Infinity under relevant Intellectual Property in order to research and have researched, develop and have developed, make and have made, manufacture and have manufactured, use and have used, market and have marketed, distribute and have distributed, sell and have sold, export and import for sale, and have exported or imported for sale any Other Drug Product, then Novartis shall provide Infinity with written notice of the same, and the Parties shall discuss, in good faith, whether and under what terms such a license would be granted. For the avoidance of doubt, the licenses granted to Novartis in this Section 2.1 shall be effective with respect to any other lead program that Novartis may pursue using the Optioned Lead Program, Optioned Lead Program Compounds or Licensed Drug Product. Infinity shall not develop, make, have made, use, market and sell, itself or through a Third Party licensee, for use within the Field, any other Lead Program involving the Optioned Lead Program Compounds and/or Licensed Drug Product.

2.2. Immunity from Suit. In the event that the exercise by Novartis and/or its Affiliates or sublicensees of the licenses and rights granted pursuant to this License Agreement would infringe during the term of this License Agreement a claim of an issued Patent Controlled by Infinity, and which Patent is not covered by the grant in Section 2.1, Infinity hereby grants to Novartis and its Affiliates or sublicensees a worldwide, non-exclusive, sublicensable, royalty-free license and immunity from suit by Infinity and its Affiliates under such issued Patent for Novartis, its Affiliates and or sublicensees to discover, research, develop, make, use, import, export, distribute, market, promote, offer for sale, and sell the Optioned Lead Program Compounds and the Licensed Drug Products in the Field.

2.3. Technology Necessary to the License. If Infinity or any of its Affiliates conceives and reduces to practice during the term of this License Agreement any new Intellectual Property relating to an Optioned Lead Program or Licensed Drug Product and such new Intellectual Property is necessary to Novartis’ exercise of its licensed rights, then Infinity hereby

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grants to Novartis and its Affiliates and sublicensees a worldwide, non-exclusive, sublicensable, royalty-free license under such new Intellectual Property to discover and have discovered, research and have researched, develop and have developed, make and have made, use and have used, import and have imported, export and have exported, distribute and have distributed, market and have marketed, promote and have promoted, offer for sale and have offered for sale, sell and have sold the Optioned Lead Program Compounds or the Licensed Drug Products in the Field.

ARTICLE III

Development and Commercialization

3.1. Development and Commercialization Rights. Novartis, its Affiliates and sublicensees shall have sole and worldwide rights, even as to Infinity, to develop, commercialize, manufacture, promote, sell, and distribute each Optioned Lead Program, Optioned Lead Program Compound or Licensed Drug Product in the Field. The foregoing right to manufacture is subject to any applicable United States statutory requirement that technology, the development of which was funded in part by the United States government, must be manufactured domestically, unless the United States government shall waive such requirement. As between Novartis and Infinity, Novartis, its Affiliates and sublicensees, in their sole discretion, shall select, file, and own all rights to any and all trademarks and trade dress relating to the Drug Product which trademarks are not then trademarks of Infinity.

3.2. Information Transfer. The Parties agree and acknowledge that Infinity has delivered to Novartis the information pursuant to Sections 2.2.4 and 3.3.3 of the Collaboration Agreement. From time to time during the term of this License Agreement, the Parties shall discuss any other information Controlled by Infinity that is necessary or useful for further development, manufacture and commercial exploitation and distribution of an Optioned Lead Program, Optioned Lead Program Compounds or Licensed Drug Product and Infinity shall promptly thereafter deliver such information to Novartis. This information shall also include copies of all Patents filed by Infinity pursuant to Section 2.3.2(h) of the Collaboration Agreement.

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3.3. Regulatory Approvals. Novartis, its Affiliates and sublicensees will be responsible for all required Regulatory Approvals. All filings will be made by Novartis, its Affiliates or sublicensees. All Regulatory Approvals will be held in the name of Novartis, its Affiliates or sublicensees. Novartis, its Affiliates or sublicensees shall have the right to cross-reference information and regulatory filings arising out of development work which previously has been conducted by Infinity and its Affiliates with respect to the Optioned Lead Program and Optioned Lead Program Compounds, for the purpose of regulatory filings hereunder.

ARTICLE IV

Milestone and Royalty Payments

4.1. Milestone Payments.

(a) Novartis shall make milestone payments in accordance with this Section 4.1 with respect to each Optioned Lead Program. Milestone payments shall be payable only once with respect to a particular Optioned Lead Program, even though the Optioned Lead Program, Optioned Lead Program Compound, Derivative Compound or Drug Product may be subsequently developed for indications other than those for which Regulatory Approval was initially sought. In the event that an Optioned Lead Program Compound, Derivative Compound or Drug Product fails in development, any milestone payments previously paid with respect to such Optioned Lead Program Compound, Derivative Compound or Drug Product shall be fully creditable toward the same milestone due with respect to another Optioned Lead Program Compound, Derivative Compound or Drug Product included within the same Optioned Lead Program. Novartis may deduct from any milestone payments otherwise due to Infinity under this Article IV the amount of any withholding and similar taxes required under applicable law to be withheld from such payments and paid to applicable tax authorities and shall furnish Infinity with proof of payment of such taxes as soon as practicable after such payment is made.

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(b) The following milestone payments shall be payable within [**] days following delivery of an invoice by Infinity to Novartis with respect to the relevant event.

MILESTONE	PAYMENT
[**]	$[**]

[**]	$[**]

[**]	$[**]

[**]	$[**]

[**]	$[**]

4.2. Royalty Payments. Novartis shall make the following royalty payments to Infinity on total annual Net Sales of each Drug Product incorporating an Optioned Lead Program Compound or Derivative Compound, for which there is a Live Claim covering such Optioned Lead Program, or the related Optioned Lead Program Compounds, Derivative Compounds or Drug Products, or their uses or manufacture thereof on a country-by-country and Drug Product-by-Drug Product basis. The royalties shall be paid in full by Novartis within [**] days following delivery of an invoice by Infinity with respect to such royalties.

TOTAL WORLDWIDE ANNUAL NET SALES	ROYALTY AMOUNT
On Net Sales less than or equal to $[**]	[**]%
On the increment of Net Sales greater than $[**]	[**]%

4.3. Reduced Milestone and Royalty Obligations. The obligation of Novartis, its Affiliates and sublicensees to pay milestones and royalties to Infinity under this License Agreement shall be reduced upon the occurrence of the following events:

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(a) In the event of Infinity’s material breach of this License Agreement, which shall remain uncured [**] days after written notice by Novartis to Infinity of the same, the rights of Novartis, its Affiliates and sublicensees under this License Agreement shall remain unaffected but its milestone and royalty payment obligations shall be reduced by [**] percent ([**]%).

(b) In the event of Infinity’s material breach of the Collaboration Agreement which shall remain uncured [**] days after written notice by Novartis to Infinity of the same, or if Infinity does not deliver [**] Actual Compounds to Novartis prior to the [**] anniversary of the Effective Date (as defined in the Collaboration Agreement), then the rights of Novartis, its Affiliates and sublicensees under this License Agreement shall remain unaffected but its milestone and royalty payment obligations shall be reduced by [**] percent ([**]%).

(c) In the event that Novartis, its Affiliates or sublicensees is required to pay Third Party royalties, milestones or license fees in order to avoid infringement of Third Parties’ intellectual property rights covering the composition of matter of the Optioned Lead Program, Optioned Lead Program Compound or Licensed Drug Product, Novartis’ obligation to pay royalties to Infinity shall be reduced dollar for dollar on par with the amounts actually paid by Novartis or its Affiliate to such Third Party; provided, however, that in no event shall the amount paid to Infinity be less than [**] percent ([**]%) of the amount otherwise payable to Infinity pursuant to Section 4.2.

ARTICLE V

Reporting Obligations

During the term of this License Agreement, Novartis shall deliver to Infinity a written notice of the occurrence of each of the events described in Section 4.1(b) with respect to each Optioned Lead Program within [**] days after such occurrence. During the term of this License Agreement, but only after the First Commercial Sale of a Drug Product, Novartis shall deliver to

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Infinity within [**] days after the end of each calendar quarter a written report showing actual Net Sales of such Drug Product by Novartis, its Affiliates and sublicensees in each country during such calendar quarter. All Net Sales shall be stated in United States dollars, and Novartis shall convert the amounts into United States dollars from the currency in which such amounts are received by Novartis, its Affiliates and sublicensees using Novartis’ then-current standard exchange rate methodology applied in its external reporting for the translation of foreign currency sales into United States dollars. Novartis will keep complete, true and accurate books of account and records for the purpose of showing the derivation of Net Sales and all amounts payable to Infinity under this License Agreement. Novartis, its Affiliates or sublicensees will keep such books and records for at least three (3) years following the end of the calendar quarter to which they pertain. Infinity shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint an internationally-recognized independent accounting firm reasonably acceptable to Novartis (the “Auditor”) to inspect the relevant records of Novartis, its Affiliates or sublicensees to verify such reports, statements, records or books of accounts, as applicable. Before beginning its audit, the Auditor shall execute an undertaking reasonably acceptable to Novartis by which the Auditor shall keep confidential all information reviewed during such audit; although the Auditor shall have the right to disclose to Infinity its conclusions regarding any payments owed to Infinity. Novartis, its Affiliates and/or sublicensees shall make its records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Infinity, solely to verify the accuracy of the sales reports, payments records or books of accounts and the compliance by Novartis, its Affiliates and/or sublicensees in other respects with this License Agreement. Such inspection right shall not be exercised more than once in any calendar year not nor more frequently than once with respect to records covering any specific period of time. Infinity agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary in order to enforce its rights under this License Agreement or if disclosure is required by law, regulation or judicial order. Infinity shall pay for such inspections, as well as its own attorneys’ fees associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable for any

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year shown by such inspection of more than five percent (5%) of the amount paid, Novartis shall pay for such inspection and shall pay to Infinity the amount of any underpayment, along with interest thereon at a rate per annum equal to the lesser of [**], as reported by The Wall Street Journal, [**], or the highest rate permitted by applicable law, calculated on the number of days such payments are paid after the date such payments were originally due.

ARTICLE VI

Confidentiality

6.1. Undertaking. During the term of this License Agreement, each Party (the “Receiving Party”) shall keep confidential, and other than as provided herein shall not use or disclose, directly or indirectly, any trade secrets, confidential or proprietary information, or any other knowledge, information, documents or materials, disclosed to the Receiving Party by the other Party (the “Proprietary Party”), whether in tangible or intangible form, the confidentiality of which such Proprietary Party takes reasonable measures to protect, including but not limited to Collaboration Intellectual Property.

(a) The Receiving Party shall take any and all lawful, reasonable measures to prevent the unauthorized use and disclosure of such information, and to prevent unauthorized Persons from obtaining or using such information. With the prior written consent of the Proprietary Party, the Receiving Party may, however, use and disclose such information to exercise its rights to file, prosecute and maintain Patents within the Collaboration Intellectual Property as permitted by the Collaboration Agreement.

(b) The Receiving Party further agrees to refrain from directly or indirectly taking any action that would constitute or facilitate the unauthorized use or disclosure of such information. The Receiving Party may disclose such information to its Affiliates, officers, employees and agents, to authorized licensees and sublicensees, and to subcontractors in connection with the Receiving Party’s obligations hereunder, to the extent necessary to enable such Persons to perform their

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obligations hereunder or under the Collaboration Agreement or under the applicable license, sublicense or subcontract, as the case may be; provided, that such Affiliates, officers, employees, agents, licensees, sublicensees and subcontractors have entered into appropriate confidentiality agreements for secrecy and non-use of such information which by their terms shall be enforceable by injunctive relief. In the event any such Persons violate such agreements with respect to such information, the Receiving Party shall enforce such agreements.

(c) The Receiving Party shall be liable for any unauthorized use and disclosure of such information by its Affiliates, officers, employees and agents and any such sublicensees and subcontractors.

6.2. Exceptions. Notwithstanding the foregoing, the provisions of Section 6.1 shall not apply to knowledge, information, documents or materials that the Receiving Party can conclusively establish:

(a) were generally available to the public at the time of disclosure or become generally available to the public without the Receiving Party’s breach of any obligation owed to the Proprietary Party;

(b) are permitted to be disclosed under the prior written consent of the Proprietary Party;

(c) were known by the Receiving Party at the time of disclosure, or have become known to the Receiving Party from a source other than the Proprietary Party, other than by breach of an obligation of confidentiality owed to the Proprietary Party;

(d) are disclosed by the Proprietary Party to a Third Party without restrictions on its disclosure;

(e) are independently developed by the Receiving Party without breach of this License Agreement or any other confidentiality agreement between the Parties or between a Party and an Affiliate of the other Party, without reference to or reliance upon knowledge, information, or materials of the Proprietary Party; or

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(f) are required to be disclosed by the Receiving Party to comply with applicable laws or regulations, to submit Registration Filings, to defend or prosecute litigation or Patents, or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Proprietary Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure.

6.3. Publicity. Except with respect to the initial press release described in Section 4.3 of the Collaboration Agreement, the Parties will agree upon the timing and content of any other press releases or other public communications relating to the License Agreement and the transactions contemplated herein will be determined jointly by Infinity and Novartis.

Except to the extent already disclosed in that initial press release or other public communication, no public announcement concerning the existence or the terms of this License Agreement or concerning the transactions described herein shall be made, either directly or indirectly, by Infinity or Novartis, except as may be legally required by applicable laws, regulations, or judicial order, without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement.

The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release.

Notwithstanding the foregoing, either Party may disclose: (a) to bona fide potential or actual licensees or sublicensees only those terms of this License Agreement that are reasonably necessary to disclose in connection with a license or sublicense as permitted this License Agreement; and (b) to bona fide potential or actual investors, lenders, investment bankers, acquirors, acquirees or merger partners, and to such Party’s consultants and advisors, only those terms of this License Agreement that are reasonably necessary in connection with a proposed equity or debt financing, proposed acquisition or business combination of such Party.

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6.4. Survival. The provisions of this Article VI shall survive for five (5) years after the termination or expiration of this License Agreement.

6.5. Equitable Relief. The Receiving Party agrees that any breach of this Article VI may cause the Proprietary Party substantial and irreparable injury and, therefore, in the event of any such breach, in addition to other remedies that may be available, the Proprietary Party shall have the right to specific performance and other injunctive and equitable relief.

ARTICLE VII

Patents

7.1. Inventions. All inventions conceived of and reduced to practice during the term of and as a result of, this License Agreement, jointly by employees or agents of Infinity or its Affiliates, on one hand, and employees or agents of Novartis or its Affiliates, on the other hand and all Patents claiming the same, shall be owned by Novartis.

7.2. Preparation. Subsequent to the date on which Novartis exercises its Option with respect to a particular Optioned Lead Program, Novartis or its Affiliates shall take responsibility and pay for the preparation, filing, prosecution and maintenance of any and all Patents covering such Optioned Lead Program, Optioned Lead Program Compound or Licensed Drug Product, and for any uses, formulations, manufacture and other process inventions with respect thereto made by or on behalf of Novartis or its Affiliates. If Infinity was authorized to file a Patent pursuant to Section 2.3.2(h) of the Collaboration Agreement with respect to an Optioned Lead Program, Infinity shall assign, and shall cause its Affiliates, employees and/or consultants to assign, such Patent to Novartis. Upon reasonable request, Infinity shall furnish to Novartis copies of significant documents relevant to any such preparation, filing, prosecution or maintenance of Patents covered by this Section 7.2, and shall cooperate fully in the preparation, filing, prosecution and maintenance of the same, executing all papers and instruments so as to enable Novartis to apply for, file, prosecute and maintain such Patents in its name in any country. The Parties acknowledge the importance of maintaining the confidentiality of any inventions or other information relating to potential Patent claims prior to the filing of applications with respect thereto.

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7.3. Infringement. Each Party shall notify the other promptly of any possible infringements, imitations or unauthorized possession, knowledge or use of the Intellectual Property embodied in any of the Optioned Lead Programs, Collaboration Intellectual Property, or Licensed Intellectual Property related to the manufacture or use of the Optioned Lead Program, Optioned Lead Program Compounds or Licensed Drug Product by Third Parties in any country, of which such Party becomes aware. Each Party shall promptly furnish the other Party with full details of such infringements, imitations or unauthorized possession, knowledge or use, and shall assist the Controlling Party in preventing any recurrence thereof; provided, that Novartis or its Affiliates shall be initially responsible, at its expense, for bringing any action on account of any such infringements with respect to the Patents described in Section 7.2 exclusively licensed to Novartis hereunder, and Infinity shall cooperate with Novartis, its Affiliates and sublicensees, as Novartis may reasonably request, in connection with any such action. Damages recovered in any such actions shall be apportioned in accordance with the royalty schedules contained in this License Agreement, after reimbursement to each Party of their respective expenses in prosecuting such actions as provided hereunder.

ARTICLE VIII

Term and Termination

8.1. Term. The term of this License Agreement with respect to any Optioned Lead Program, and the related Optioned Lead Program Compounds, Derivative Compounds and Drug Products, shall extend in each country for the longer of (a) ten (10) years after Novartis has exercised the Option with respect to the relevant Optioned Lead Program, or (b) the expiration of the last to expire of the Licensed Patents or Compound Patents in that country having a Live Claim covering such Optioned Lead Program, or the related Optioned Lead Program Compounds, Derivative Compounds or Drug Products, or their uses or manufacture thereof. In the case of member countries of the European Union, the term of the License Agreement shall extend in each country for the longer of (a) ten (10) years after Novartis has exercised the Option

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with respect to the relevant Optioned Lead Program, or (b) the later of: (i) the expiration the last to expire of the Licensed Patents or Compound Patents in that country having a Live Claim covering such Optioned Lead Program, or the related Optioned Lead Program Compounds, Derivative Compounds or Drug Products, or the uses or manufacture thereof; or (ii) ten (10) years from the date of First Commercial Sale of the Optioned Lead Program Compounds, Derivative Compounds or Drug Products with respect to such Optioned Lead Program in that country. With respect to licenses of non-Patented Intellectual Property included in Infinity Background Intellectual Property, Licensed Technology or in Collaboration Intellectual Property, such licenses shall be perpetual and fully-paid with respect to such Optioned Lead Program, and the related Optioned Lead Program Compounds and Licensed Drug Products.

8.2. Material Breach by Novartis. Upon any material breach of the provisions of this License Agreement or of the Collaboration Agreement by Novartis, which material breach remains uncured by Novartis, its Affiliates or sublicensees one hundred eighty (180) days after receipt of written notice of the same from Infinity: (a) the licenses and rights granted to Novartis and/or its Affiliates or sublicensees hereunder shall terminate; and (b) Novartis shall exclusively license, and shall cause its Affiliates and sublicensees to exclusively license, to Infinity any Patents assigned to Novartis pursuant to Section 7.2 and any Patents filed by Novartis or its Affiliates covering the Optioned Lead Program Compounds in order to research and have researched, develop and have developed, make and have made, manufacture and have manufactured, use and have used, market and have marketed, distribute and have distributed, sell and have sold, export and import for sale, and have exported or imported for sale the Optioned Lead Program Compounds and the drug products prepared from bulk Optioned Lead Program Compounds (but not other Derivative Compounds); and (c) Novartis shall use commercially reasonable efforts to prosecute, maintain and enforce such Patents which specifically cover the Optioned Lead Program Compounds, such drug products prepared from bulk Optioned Lead Program Compounds (but not other Derivative Compounds), or the uses of foregoing; provided, however, that if Novartis declines to prosecute, maintain or enforce any such Patent, it shall give Infinity reasonable notice to this effect and thereafter Infinity may, upon written notice to Novartis, prosecute, maintain or enforce, as applicable, such Patents in Novartis’ name and Novartis shall reasonably cooperate in such prosecution, maintenance or enforcement.

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8.3. Termination. Either Party may terminate this License Agreement immediately upon the bankruptcy or financial insolvency of the other Party. Novartis may terminate this License Agreement without cause at any time and the provisions of Section 8.2 shall apply.

8.4. Effect of Termination. Termination of this License Agreement for any reason, or expiration of this License Agreement, will not affect: (a) obligations, including the payment of any milestones or royalties, which have accrued as of the date of termination or expiration; and (b) rights and obligations under the following provisions of this License Agreement, which shall survive termination or expiration of this License Agreement: Articles V, VI and IX, Sections 8.2(a) through (c) (as provided in Sections 8.2 or 8.3), and Section 8.4. Following expiration of this License Agreement under Section 8.1 with respect to a particular country, the licenses granted by Infinity to Novartis hereunder under the Infinity Background Intellectual Property, Licensed Patents and under Infinity’s interest in the Collaboration Intellectual Property shall be fully-paid in that country.

ARTICLE IX

Miscellaneous Provisions

9.1. Invoice Requirement. Any amounts payable to Infinity hereunder shall be made within sixty (60) days after receipt by Novartis, or its nominee designated for that purpose in advance by Novartis in writing to Infinity, of an invoice covering such payment.

9.2. Governing Law, and Jurisdiction. This License Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware. Both Parties agree to submit to personal jurisdiction in the State of Delaware and to accept and agree to venue in that State.

9.3. Adverse Events. During the term of this License Agreement, the Parties shall keep each other promptly and fully informed and Novartis will promptly notify appropriate

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authorities in accordance with applicable law, after receipt of information with respect to any serious adverse event (as defined by the ICH Harmonized Tripartite Guideline on Clinical Safety Data Management), directly or indirectly attributable to the use or application of any Optioned Lead Program, Optioned Lead Program Compound, Derivative Compound or Drug Product.

9.4. Third Party Actions; Disclaimer of Warranties.

(a) To Infinity’s actual knowledge, as of the date Novartis exercises the Option with respect to any Optioned Lead Program, the exercise of the rights by Novartis hereunder with respect to such Optioned Lead Program will not result in the infringement of then-valid issued Patents of Third Parties. Nevertheless, each Party will promptly notify the other in the event any relevant Third Party Patents come to its notice. Notwithstanding the foregoing, neither Party gives a representation or warranty to the other regarding the non-infringement of Third Party rights by the development, manufacture, use or sale of the Optioned Lead Programs, Optioned Lead Program Compounds, Derivative Compounds or Drug Products, and gives no indemnity against costs, damages, expenses or other losses arising out of proceedings brought against the other Party or any other Person by any Third Party. In the event Novartis, its Affiliates or sublicensees are sued for infringement of any rights of any Third Party in the course of its development, manufacture, marketing and sale of an Optioned Lead Program Compound, Derivative Compounds or Drug Product or its use of Infinity Background Intellectual Property in connection therewith, Infinity shall extend to Novartis, its Affiliates and sublicensees, at no charge, good faith assistance and support in defending such action, and may participate in the conduct of the suit at its own expense. Legal expenses and fees arising from such a legal action shall be paid by Novartis, its Affiliates or sublicensees.

(b) EXCEPT AS EXPRESSLY PROVIDED IN SECTION 9.16, EACH PARTY EXPRESSLY DISCLAIMS ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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9.5. Waiver. No provision of this License Agreement may be waived except in writing by both Parties. No failure or delay by either Party in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of any right or remedy on any subsequent occasion.

9.6. Force Majeure. Neither Party will be in breach hereof by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if that delay or failure is caused by strikes, acts of God or the public enemy, riots, war, terrorism, incendiaries, interference by civil or military authorities, compliance with governmental priorities for materials, or any fault beyond its control or without its fault or negligence.

9.7. Severability. Should one or more provision of this License Agreement be or become invalid, then the Parties shall attempt in good faith to agree upon valid provisions in substitution for the invalid provisions, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the Parties would have accepted this License Agreement with those new provisions. If the Parties are unable to agree on such valid provisions, the invalidity of such one or more provisions of this License Agreement shall nevertheless not affect the validity of the License Agreement as a whole, unless the invalid provisions are of such essential importance for this License Agreement that it may be reasonably presumed that the Parties would not have entered into this License Agreement without the invalid provisions.

9.8. Government Acts. In the event that any act, regulation, directive, or law of a country or its government, including its departments, agencies or courts, should make impossible or prohibit, restrain, modify or limit any material act or obligation of the Parties under this License Agreement, the Party, if any, not so affected, shall have the right, at its option, to suspend or terminate this License Agreement as to such country, if good faith negotiations between the Parties to make such modifications herein as may be necessary to fairly address the impact thereof, are not successful after a reasonable period of time in producing mutually acceptable modifications to this License Agreement.

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9.9. Government Approvals. Each Party will obtain any government approval required in its country of domicile to enable this License Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Each Party shall keep the other informed of progress in obtaining any such government approval, and will cooperate with the other Party in any such efforts.

9.10. Export Controls. This License Agreement is made subject to any restrictions concerning the export of Optioned Lead Program Compounds, Derivative Compounds, Drug Products, Infinity Background Intellectual Property, Licensed Intellectual Property or Collaboration Intellectual Property from the United States that may be imposed upon or related to either Party from time to time by the Government of the United States. Furthermore, each Party agrees that it will not export, directly or indirectly, any Infinity Background Intellectual Property, Licensed Intellectual Property, Collaboration Intellectual Property acquired from the other Party under this License Agreement or any Optioned Lead Program Compounds, Derivative Compounds or Drug Products utilizing the same to any countries for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so (of which Novartis will promptly inform Infinity) from the Department of Commerce or other agency of the United States government when required by applicable statute or regulation.

9.11. Assignment. This License Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this License Agreement, without consent of the other Party: (a) to any of its Affiliates, if the assigning Party guarantees to full performance of its Affiliates’ obligations hereunder; or (b) in connection with the transfer or sale of all or substantially all of its assets or business, or a controlling equity interest, or in the event of its merger or consolidation with another company. Any purported assignment in contravention of

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this Section 9.11 shall, at the option of the nonassigning Party, be null and void and of no effect. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This License Agreement shall be binding upon and enforceable against the successor to or any permitted assignees of either of the Parties.

9.12. Counterparts. This License Agreement may be executed in counterparts, each of which shall be deemed to be original and both of which shall constitute one and the same License Agreement.

9.13. No Agency. Nothing in this License Agreement shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between Infinity and Novartis and their respective Affiliates. Notwithstanding any of the provisions of this License Agreement, neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each Party under this License Agreement shall be made, paid, and undertaken exclusively by such Party on its own behalf and not as an agent or representative of the other.

9.14. Notice. All communications between the Parties with respect to any of the provisions of this License Agreement will be sent to the addresses set out below or to such other addresses as may be designated by one Party to the other by notice pursuant hereto, by prepaid certified mail (which shall be deemed received by the other Party on the seventh business day following deposit in the mails), or by facsimile transmission (which shall be deemed received when transmitted), with confirmation by first class letter, postage pre-paid, given by the close of business on or before the next following business day:

if to Novartis, at:

Novartis International Pharmaceutical Ltd.

Hurst Holme

12 Trott Road

P.O. Box 2899

Hamilton, HM LX

Bermuda

Attention: Emil Bock

Fax: (441) 296-5083

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with a copy to:

Novartis Institutes for BioMedical Research, Inc.

400 Technology Square

Cambridge, Massachusetts 02139

Attention: Robert L. Thompson, Vice President and General Counsel

Fax: (617) 871-3354

if to Infinity, at:

Infinity Pharmaceuticals, Inc.

780 Memorial Drive

Cambridge, Massachusetts 02139

Attention: Adelene Perkins

Fax: (617) 453-1001

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Steven D. Singer, Esq.

Fax: (617) 526-5000

9.15. Headings. The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

9.16. Authority. The undersigned represent that they are authorized to sign this License Agreement on behalf of the Parties. The Parties each represent that no provision of this License Agreement will violate any other agreement that a Party may have with any other Person. Each Party has relied on that representation in entering into this License Agreement.

9.17. Entire Agreement. This License Agreement and its schedules contain the entire understanding of the Parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective Parties.

License, Development and Commercialization Agreement – Confidential – Page 27

9.18. No Consequential Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS LICENSE AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

9.19. Affiliates and Subcontractors. Each Party may perform its obligations hereunder personally or through one or more Affiliates or subcontractors, although each Party shall nonetheless be solely responsible for the performance of its Affiliates and subcontractors. Neither Party shall permit any of its Affiliates or subcontractors to commit any act (including any act of omission) that such Party is prohibited hereunder from committing directly. The use of subcontractors by either Party shall not increase the financial obligations of the other Party hereunder in any respect.

[Signature page follows]

License, Development and Commercialization Agreement – Confidential – Page 28

INFINITY PHARMACEUTICALS, INC.

By:
Title:
Date of Signature:

NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD.

By:
Title:
Date of Signature:

By:
Title:
Date of Signature:

License, Development and Commercialization Agreement – Confidential – Page 29

Schedule A

Licensed Patents

[to be provided]

License, Development and Commercialization Agreement – Confidential

EXHIBIT B

SCAFFOLD EXAMPLES

The scheme below serves as an example of what would and would not be included as part a single Scaffold, as defined in Sections 1.36. The scheme describes the synthesis of a Scaffold which would include the structures 4b-d and 5b-d. 4b-d and 5b-d are rigid, densely functionalized compounds that can undergo further reactions to introduce a variety of functional groups around the [**] structure. The [**] groups can serve as substrates for [**] cross-coupling reactions. The [**] can react with [**] while simultaneously unmasking [**] for subsequent reactions. All of these modifications to the Scaffold would be considered as part of the same Scaffold.

Additionally, it is conceivable that many other [**] could have been employed to create the [**] precursor to the [**] embedded in the [**] scaffold and those which are accessible via a reasonable synthetic pathway would also be considered part of the same Scaffold.

In this example, replacement of the designated [**] precursor to the [**] with another would create a different Scaffold because it would create different array of chemical functionality for subsequent attachment of a variety of substituents using synthetic organic transformations and would be considered a different Scaffold. Notwithstanding the foregoing, if the use of various [**] were explored and was found to react similarly (as the [**] were found to in this example), then the scope of such variability would be considered part of the same Scaffold; provided that the same array of chemical functionality for subsequent attachment of a variety of substitutes is present. For example, it might be that the [**] was tested and found to react similarly and therefore should be included in the Scaffold.

Additionally, breaking the [**] embedded in the [**] structure would result in a compound with significantly different topology and physicochemical properties which would introduce many unanticipated synthetic organic chemistry challenges at the level of creating the Scaffold as well as introducing substituents that this would be considered a different Scaffold.

[**]

Collaboration Agreement — Confidential

EXHIBIT C

SYNTHETIC PATHWAYS AND SCAFFOLDS

[to be provided]

Collaboration Agreement — Confidential